UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Bank of the Ozarks, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Bank of the Ozarks, Inc., an Arkansas corporation (the “Company”), to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223, on Monday, May 19, 2014 at 8:30 a.m., local time, for the following purposes:

1.	To elect the fifteen (15) director nominees named in the attached proxy statement.

2.	To approve an amendment to the Company’s Bylaws to increase the maximum authorized number of directors.

3.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

4.	To approve an amendment and restatement of the 2009 Restricted Stock Plan.

5.	To ratify the Audit Committee’s selection and appointment of the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2014.

6.	To hold an advisory, non-binding, vote to approve the Company’s executive compensation as disclosed in the attached proxy statement.

Only Shareholders of record at the close of business on March 10, 2014 will be entitled to vote at the 2014 Annual Meeting and any adjournments or postponements thereof.

The Company’s proxy statement and a form of proxy card are included with this Notice. The Annual Report on Form 10-K for the year ended December 31, 2013 is also enclosed.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

Little Rock, Arkansas

                    , 2014

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE MEETING.

Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 19, 2014. The Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on May 19, 2014 and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are also available at www.proxyvote.com by entering the control number found on your proxy card.

P.O. BOX 8811

LITTLE ROCK, ARKANSAS 72231-8811

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2014

INFORMATION ABOUT THE MEETING

Solicitation and Revocation of Proxy

The enclosed proxy, for use only at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of the Ozarks, Inc. (the “Company”) to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, Arkansas 72223 on Monday, May 19, 2014 at 8:30 a.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors (the “Board”) of the Company. This solicitation is being made primarily by mail, but may also be made in person or by telephone, facsimile or email by officers, directors and employees of the Company. All expenses incurred in the solicitation will be paid by the Company. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

Any Shareholder executing a proxy retains the right to revoke it at any time prior to the Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company prior to the Annual Meeting, by execution and delivery of a later proxy, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your proxy be revoked by delivering written notice to the Secretary of the Company prior to the Annual Meeting. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

The Company knows of no matter to be brought before the Annual Meeting other than those referred to in the accompanying notice of the Annual Meeting.

This proxy material is first being mailed to Shareholders on or about             , 2014.

Outstanding Stock and Voting Rights

Only Shareholders of record as of the close of business on March 10, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were             shares of the Company’s common stock, $0.01 par value per share, (“Common Stock”) outstanding. As used in this proxy statement, the term “Shareholder” means a holder of Common Stock, unless the context requires otherwise.

At the meeting each Shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Board. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for Shareholders to withhold authority to vote for any one or more of the nominees for the Board while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. To grant the proxy authority to vote for all nominees, Shareholders should check the box marked “FOR ALL.” To withhold authority to vote for all nominees, Shareholders should check the box marked “WITHHOLD ALL.” To withhold authority to vote for individual nominee(s), Shareholders should mark the “FOR ALL EXCEPT” box and follow the instructions in the form of proxy on how to indicate the name(s) of such nominee(s).

By checking the box marked “WITHHOLD ALL,” shares will not be counted as votes cast and will have no effect on the outcome of the election of directors, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. Provided a quorum is present, the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors at the Annual Meeting is required for election of each nominee to the Board. Shareholders may not cumulate their votes with respect to the election of directors. IF YOU ARE THE SHAREHOLDER OF RECORD AND NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, YOUR SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES.

Additionally, the enclosed form of proxy provides a method for Shareholders to vote “FOR” or “AGAINST,” or to “ABSTAIN” from voting for, the amendment to the Company’s Bylaws, the amendment to the Amended and Restated Articles of Incorporation, the amendment and restatement of the 2009 Restricted Stock Plan, the ratification of the Company’s independent auditors and the approval of the Company’s executive compensation. Provided a quorum is present, approval of these proposals requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting and entitled to vote on the proposals. A properly executed proxy marked “ABSTAIN” with respect to any of these matters will not be voted, although it will be counted for purposes of determining whether a quorum is present at the Annual Meeting. As with the election of directors, an abstention will have no effect on the outcome of the vote on these matters because for voting purposes they are not considered votes cast.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” The election of directors, the vote on amendment of the Company’s Bylaws, the vote on the amendment of the Company’s Amended and Restated Articles of Incorporation, the vote on the amendment and restatement of the 2009 Restricted Stock Plan, and the Shareholder advisory vote on executive compensation are considered non-routine matters under New York Stock Exchange Rule 452 (which governs all brokers, including those holding NASDAQ-listed securities) and, therefore, a broker or other nominee may not vote on these matters without instructions from the beneficial owner. Consequently, there may be broker non-votes with respect to these proposals. Broker non-votes, however, will be treated in the same manner as abstentions for voting and quorum purposes and will have no effect on the outcome of these proposals. IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND DO NOT PROVIDE YOUR BROKER WITH SPECIFIC VOTING INSTRUCTIONS, YOUR BROKER CANNOT VOTE YOUR SHARES IN THE ELECTION OF DIRECTORS, OR WITH RESPECT TO THE AMENDMENT OF THE COMPANY’S BYLAWS, THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION, THE AMENDMENT AND RESTATEMENT OF THE 2009 RESTRICTED STOCK PLAN OR THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

BOARD PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

The Company’s Board is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors is currently set at 15. In accordance with the Company’s Bylaws, the Board has the power to fix or change the number of directors up to a maximum Board size of 15 and to fill vacancies on the Board (including vacancies resulting from an increase in Board size) by resolution and without any further action of the Shareholders.

The slate of nominees has been recommended to the Board by its Nominating and Governance Committee and approved by the Board. Each nominee has consented to being named in this proxy statement and to serve if elected. Except for Catherine B. Freedberg and Greg McKinney, each nominee was elected at the 2013 Annual Meeting and presently serves as a member of the Board. Dr. Freedberg was elected to the Board on August 5, 2013 by the members of the Board following the Company’s acquisition of the First National Bank of Shelby, and she was recommended to the Nominating and Governance Committee by officers of the Company or its bank subsidiary, Bank of the Ozarks (the “Bank”), based on her business interests and community contacts. Mr. McKinney, Chief Financial Officer and Chief Accounting Officer of the Company does not presently serve on the Board.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” the election of each nominee. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify a contrary choice in their proxies. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

Nominees for Election as Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such nominee should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated leadership, business or professional acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

George Gleason, age 60, Chairman and Chief Executive Officer. Mr. Gleason has served the Company or the Bank as Chairman, Chief Executive Officer and/or President since 1979. He holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas. The Company believes Mr. Gleason’s qualifications to serve on the Board include his extensive experience in banking, strategic planning and his leadership skills as demonstrated by his 35 years of service to the Company.

Dan Thomas, age 51, Vice Chairman and Chief Lending Officer, and President of the Bank’s Real Estate Specialties Group (“RESG”). Mr. Thomas joined the Company in 2003 and served as Executive Vice President from 2003 to 2005. He has served as President of the RESG since 2005, was appointed as the Chief Lending Officer in August 2012 and was elected to the Board and as Vice Chairman in April 2013. Prior to joining the Company, Mr. Thomas held various positions with privately-held commercial real estate management and development firms, with an international accounting and consulting firm, and with an international law firm, in which he focused primarily on real estate services, management, investing, and strategic structuring. Mr. Thomas is a C.P.A. and is a licensed attorney in Arkansas and Texas. He holds a B.S.B.A. from the University of Arkansas, an M.B.A. from the University of North Texas, a J.D. from the University of Arkansas at Little Rock School of Law, and an LL.M. (Taxation) from Southern Methodist University School of Law. The Company believes that Mr. Thomas’ business, finance, and law experience, including his focus on real estate investment and structuring, qualifies him to serve on the Board.

Greg McKinney, age 45, Director Nominee for 2014, Chief Financial Officer and Chief Accounting Officer. Mr. McKinney joined the Company in 2003 and served as Executive Vice President and Controller prior to assuming the role of Chief Financial Officer and Chief Accounting Officer in December 2010. From 2001 to 2003 Mr. McKinney served as a member of the financial leadership team of a publicly-traded software development and data management company. From 1991 to 2000 he held various positions with a big-four public accounting firm, leaving as a senior audit manager. Mr. McKinney is a C.P.A. and holds a B.S. in Accounting from Louisiana Tech University. The Company believes that Mr. McKinney’s experience in public accounting, corporate finance, and banking qualifies him to serve on the Board.

Jean Arehart, age 73, Director since 2002. Ms. Arehart is a retired Senior Lending Officer and retired Chairman of the Loan Committee of the Bank. Ms. Arehart joined the Bank in 1996 and served in several capacities, including Executive Vice President, President of the Mortgage Division, Senior Lending Officer and Chairman of the Loan Committee until her retirement in January 2005. Prior to 1996 Ms. Arehart served as Senior Vice President and a member of the Executive Committee of Twin City Bank (now U.S. Bank, formerly Firstar Bank of Arkansas, formerly Mercantile Bank of Arkansas), where she worked from 1979 to 1996. The Company believes that Ms. Arehart’s extensive experience in banking and management, including her knowledge of loan underwriting, the mortgage business and her service as an executive for another bank, qualifies her to serve on the Board.

Nicholas Brown, age 55, Director since 2012. Mr. Brown is currently the President and CEO of Southwest Power Pool (“SPP”) in Little Rock, Arkansas. SPP is one of nine Regional Transmission Organizations, mandated by the Federal Energy Regulatory Commission to ensure reliable supplies of power, adequate transmission infrastructure and competitive wholesale prices of electricity. He has served SPP in multiple capacities since 1985, including that of a Senior Engineer, Director of Engineering and Operations, Vice President, Senior Vice President and Corporate Secretary. Mr. Brown holds a B.S. in Electrical Engineering from Louisiana Tech University and a B.S. in Physics and Math from Ouachita Baptist University. He is active in numerous civic groups, including the Little Rock Regional Chamber of Commerce, as a member of Fifty for the Future and as a member of the board of directors of the Arkansas Symphony Orchestra. The Company believes that Mr. Brown’s qualifications to serve on the Board include his experience in corporate management, leadership and strategic implementation.

Richard Cisne, age 63, Director since 2004. Since 1987 Mr. Cisne has been a founding partner of Hudson, Cisne & Co., an Arkansas C.P.A. firm. He holds a B.S.B.A. from the University of Arkansas and is a C.P.A. The Company believes that Mr. Cisne’s experience as a local business owner, his background in public accounting and his understanding of corporate finance qualify him to serve on the Board.

Robert East, age 66, Director since 1997. Mr. East is Chairman and Chief Executive Officer of Robert East Company, Inc., an investment company, Chairman of East-Harding, Inc., a general contracting firm, and Managing Partner in Advanced Cabling Systems LLC, a provider of fiber optic cable installations and security systems. He is also a partner or owner of numerous real estate projects and other investments. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas. The Company believes that Mr. East’s knowledge of investments, finance and real estate as well as his leadership and management acumen qualify him to serve on the Board.

Catherine B. Freedberg, age 71, Director since 2013. Dr. Freedberg was formerly a director of The First National Bank of Shelby, North Carolina, following in the footsteps of her father, grandfather and great-grandfather. Dr. Freedberg holds an undergraduate degree from Smith College and a Master’s degree and Ph.D. from Harvard University, where she has served as Lecturer in the Department of Art and Architecture. She is a Trustee of the Smith College Museum of Art in Northampton, Massachusetts and is a Fogg Fellow at the Harvard Art Museums, and she serves on the Smithsonian Institution Women’s Committee. The Company believes that Dr. Freedberg’s qualifications to serve on the Board include her community banking heritage, as well as her intellect, leadership and unwavering principles of integrity.

Linda Gleason, age 59, Director since 1987. From 1992 to 1996 Ms. Gleason served as the Company’s Deputy Chief Executive Officer and Assistant Secretary. She attended Arkansas State University and the University of Arkansas at Little Rock. The Company believes that Ms. Gleason’s experience in banking, organizational planning, internal operations and her 27 years of service as a director of the Company qualify her to serve on the Board.

Peter Kenny, age 55, Director since 2013. Mr. Kenny is currently the Chief Executive Officer for Clearpool Group, a company based in New York City that offers agency only execution services to institutional clients. Prior to his association with Clearpool Group in 2013, he was the Managing Director and Chief Market Strategist at Knight Capital Group. He has more than 30 years of experience in the equity trading industry and prior to joining Knight in December 2006, he was a member of the New York Stock Exchange for two decades. Mr. Kenny joined Knight from Jefferies Execution Services where he served for three years as a Managing Director overseeing direct executions. Prior to that tenure, in 2001, Mr. Kenny founded and was Chief Executive Officer of Kenny and Co., a division of Van Der Moolen N.A., a Dutch market maker. Mr. Kenny’s career also includes six years as NYSE Senior Floor Official while serving on six internal committees, including as an AFB Board Member. Mr. Kenny appears regularly as an equity market commentator in various broadcasting venues and publications, such as CNN, CNBC, Fox Business, Reuters, BBC and Bloomberg TV, radio and print. “Kenny’s Commentary” – his daily morning note – is read and used by most major media outlets in the Americas and the EU. Mr. Kenny is a member of the board of directors of Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY). Mr. Kenny has degrees in Economics and Political Science from Warren Wilson College in North Carolina. The Company believes that Mr. Kenny’s extensive career in the equity trading industry qualifies him to serve on the Board.

Henry Mariani, age 75, Director since 1997. Since 2004, Mr. Mariani has been the Chairman and Chief Executive Officer of Alluratec, Inc., a skin care company. Since 2008, Mr. Mariani has served as the Chairman of N.L.C. Products, Inc., a manufacturing, wholesale and retail mail order operation with four catalogs featuring executive gifts, Irish gifts, female gifts and hunting equipment and supplies. Prior to 2008 Mr. Mariani served as Chairman and Chief Executive Officer of N.L.C. Products, Inc. He holds a B.S. in Finance from Penn State University and is a C.P.A. The Company believes that Mr. Mariani’s qualifications to serve on the Board include his executive experience in sales, marketing, corporate operations and manufacturing as well as his background in finance and accounting.

Robert Proost, age 76, Director since 2011. Mr. Proost is retired and from 1988 through 2001 served as Corporate Vice President, Chief Financial Officer and Director of Administration for A. G. Edwards, Inc., where he also served as a director and member of the executive committee. Prior to that Mr. Proost practiced law, specializing in corporate, securities and banking law with a St. Louis, Missouri law firm from 1965 through 1988. Mr. Proost also served on the board of directors of Baldor Electric Company, a publicly held marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas, from 1988 until it was acquired by a third party in 2011. Mr. Proost holds a B.A. in Political Science from St. Louis University and a J.D. from Washington University Law School. The Company believes Mr. Proost’s qualifications to serve on the board include his extensive knowledge and experience in corporate securities and banking law as well as his varied and extensive background in business and finance.

R. L. Qualls, age 80, Director since 1997. Dr. Qualls is retired President and Chief Executive Officer of Baldor Electric Company, a marketer, designer and manufacturer of electric motors, drives and generators based in Fort Smith, Arkansas. Dr. Qualls served on the board of directors of Baldor, a publicly held company, from 1987 until it was acquired by a third party in 2011. From 1993 to 1998 he served as Chief Executive Officer and President of Baldor and was Vice Chairman from 1998 to 2000. Effective February 1, 2011 Dr. Qualls was appointed co-chairman of Taylor Companies, an international merger and acquisition company headquartered in Washington, D.C. and he has been a director of Taylor Companies since 2008. Dr. Qualls holds B.S. and M.S. degrees in Economics from Mississippi State University and completed his doctoral work in Economics at Louisiana State University. The Company believes that Dr. Qualls’ executive experience in leading a large manufacturer with complex operational and financial requirements as well as his prior service on another publicly traded company’s board, offers the Company unique experience and insights which qualify him to serve on the Board.

John Reynolds, age 49, Director since 2012. Dr. Reynolds is currently the Pathologist and Laboratory Director for Memorial Hospital in Bainbridge, Georgia, a position he has held since 1995. He served as Chief of Staff of that hospital from 2002 through 2004. Dr. Reynolds is a Fellow in the College of American Pathologists and is Board Certified in Anatomic and Clinical Pathology. He holds a B.S. from Emory University and an M.D. from Emory University School of Medicine. Dr. Reynolds has extensive holdings in timber and agricultural land. He also previously served for 14 years as a board member or advisory board member of a bank in Bainbridge, Georgia. The Company believes that Dr. Reynolds’ involvement and leadership in the Georgia medical community, his experience with land, timber and agricultural businesses, and his prior service as a board member or advisory board member of a banking institution qualify him to serve on the Board.

Sherece West-Scantlebury, age 48, Director since 2012. Dr. West-Scantlebury is President and Chief Executive Officer of the Winthrop Rockefeller Foundation, a private, independent foundation whose mission is to improve the lives of all Arkansans in three interrelated areas: economic development; education; and economic, racial, and social justice. Involved in philanthropy for close to 20 years, she served as CEO of the Foundation for Louisiana and as a program associate at the Annie E. Casey Foundation. Her professional career includes experience in community development, public policy and advocacy, and public service. Dr. West-Scantlebury holds a B.A. from Bowie State University, an M.A. in Public Policy from the University of Michigan Gerald R. Ford School of Public Policy and a Ph.D. in Public Policy from the University of Maryland Baltimore County. Dr. West-Scantlebury is active in a number of nonprofits and philanthropic organizations. The Company believes Dr. West-Scantlebury’s qualifications to serve on the Board include her experience as the CEO of multiple nonprofit organizations, her extensive academic background in public policy and social issues, and her dedication to community involvement.

Family Relationships

Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the above named directors, director nominees or executive officers of the Company or the Bank. Unless otherwise indicated, each of the above named persons serves in the same position with the Company and the Bank.

CORPORATE GOVERNANCE

Governance Initiatives

The Board has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and final rules of the Securities and Exchange Commission (“SEC” or “Commission”) interpreting and implementing the Sarbanes-Oxley Act, as well as NASDAQ listing standards. Specifically the Board has (1) established an independent Nominating and Governance Committee, (2) adopted a Nominating and Governance Committee Charter (revised March 21, 2006), (3) adopted a set of Corporate Governance Principles (revised February 18, 2013), (4) adopted a Code of Ethics that applies to all directors, officers and employees (revised January 29, 2014), (5) established an independent Audit Committee, (6) adopted an Audit Committee Charter (revised February 17, 2012), (7) adopted specific procedures requiring pre-approval by the Audit Committee of audit, audit-related and non-audit services to be provided by the Company’s independent auditors, (8) established an independent Personnel and Compensation Committee and (9) adopted a Personnel and Compensation Committee Charter outlining the duties of the Personnel and Compensation Committee (revised February 24, 2014). Copies of the currently effective Audit Committee Charter, Personnel and Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Ethics and Corporate Governance Principles are available on the Company’s website at www.bankozarks.com under the Investor Relations section.

The Company, the Board and each of the Board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties and responsibilities with the intention of maintaining full compliance with all applicable corporate governance requirements.

Board Independence

The Board has determined that the following nominees, who comprise a majority of the proposed nominees to the Board, qualify as “independent” under The NASDAQ Stock Market Inc. (“NASDAQ”) listing standards: Jean Arehart, Nicholas Brown, Richard Cisne, Robert East, Catherine B. Freedberg, Peter Kenny, Henry Mariani, Robert Proost, R.L. Qualls, John Reynolds and Sherece West-Scantlebury.

Meeting Attendance

During 2013 the Board met on nine occasions. In 2013 each director attended at least 75% or more of the total of all meetings of the Board and committees of the Board during the period in which he or she served. Under the Company’s Corporate Governance Principles, each director is expected to attend Board and committee meetings, as applicable, and spend sufficient time to properly discharge his or her responsibilities.

It is the Company’s policy that all directors attend the annual meeting of Shareholders. All Board members who were nominated and elected at the Company’s 2013 Annual Meeting of Shareholders were in attendance at such meeting.

Committees

In accordance with the Company’s Corporate Governance Principles, the Company’s Board has established the committees described below. A complete description of the duties and responsibilities of each committee can be found in its written charter, set forth on the Company’s website. The following table provides information on the Board’s current committee memberships.

Director Name	Executive Committee	Nominating & Governance Committee	Audit Committee	Personnel & Comp. Committee	Trust Committee	Directors’ Loan Committee	ALCO & Investments Committee	CRA Committee	IS Steering Committee
Gleason, G.	X(C)					X	X
Thomas									X
Arehart					X	X
Brown				X					X
Cisne			X				X
East	X	X(C)	X
Freedberg		X			X
Gleason, L.					X	X
Kenny				X		X	X
Mariani	X	X	X(C)				X
Proost			X			X
Qualls	X	X		X(C)		X		X
Reynolds				X					X
West-Scantlebury					X			X

(C)	Chairman

Executive Committee. The Executive Committee met two times in 2013. The Executive Committee is comprised of the Chairman of the Board (as Committee Chair) and the respective chairs of the Audit Committee, Personnel and Compensation Committee, and Nominating and Governance Committee. The Executive Committee was appointed to exercise the powers and authority of the Board of Directors, with certain limitations fully set out in its charter, during the intervals between meetings of the Board, when, based on the business needs of the Company, it is desirable for Board-level actions to be considered but the convening of a special Board meeting is not warranted as determined by the Chairman of the Board. It is the general intention that all substantive matters in the ordinary course of business be brought before the full Board for action, but the Board recognizes the need for flexibility to act on substantive matters where action may be necessary between Board meetings which, in the opinion of the Chairman of the Board, should not be postponed until the next regularly scheduled meeting of the Board.

Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2013. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of Shareholders, (2) review and recommend to the Board the Corporate Governance Principles applicable to the Company, (3) review the Company’s management succession plans and make recommendations to the Board regarding such succession plans, (4) lead the Board in its annual review of the Board’s performance, (5) assist the Board in determining the independent status of directors under the director independence rules of NASDAQ and related SEC rules, and (6) review and approve certain transactions between the Company and its officers, directors or affiliates. The Board, with the assistance of the Nominating and Governance Committee, has determined that each member of the committee is “independent” under NASDAQ listing standards.

Audit Committee. The Audit Committee met four times in 2013. The Audit Committee’s primary function, which is further described in the Audit Committee Charter, is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s auditing, accounting and financial reporting processes. The Audit Committee is directly responsible for the engagement, compensation, retention and oversight of the Company’s independent auditors and the review and oversight of the Company’s internal controls. The Audit Committee also receives and reviews periodic reports and presentations of the loan review and compliance officers and the internal auditors, provides general oversight and direction for their work, and coordinates corrective action as appropriate. The Board, with the assistance of the Nominating and Governance Committee, has determined that each member of the Audit Committee qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. In addition, the Board, with the assistance of the Nominating and Governance Committee, has determined that Henry Mariani, Richard Cisne, Robert East and Robert Proost each qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC.

Personnel and Compensation Committee. The Personnel and Compensation Committee (the “Compensation Committee”) met four times in 2013. The Compensation Committee reviews, evaluates and approves compensation plans, policies and programs of the Company; reviews and approves compensation for the Company’s directors; considers, approves and reviews all salaries, incentive plans and bonuses for officers and employees; reviews additions and separations of personnel; oversees administration of the employee benefit plans and programs, including the Company’s equity compensation plans; and oversees staff training and educational programs. The Compensation Committee also reviews and discusses with management the Company’s Compensation Discussion and Analysis below. To facilitate the fulfillment of its duties, the Compensation Committee has sole authority to retain outside advisors, including compensation consultants, to assist the Compensation Committee with executive compensation matters. Additionally, the Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. For information regarding compensation consultants engaged by the Compensation Committee see “Compensation Discussion and Analysis – Setting Executive Compensation – Role of Consultants” below. The Board has determined that each member of the Compensation Committee is “independent” under NASDAQ listing standards and satisfies all other applicable standards related to compensation committees.

Trust Committee. The Trust Committee met four times in 2013. The operation of the Trust and Wealth Management Division and the administration of its trust accounts are overseen by the Trust Committee. Tyler Vance, Chief Operating Officer and Chief Banking Officer of the Company and the Bank serves as its chairman.

Directors’ Loan Committee. The Directors’ Loan Committee met 55 times in 2013. This committee has responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $5 million, up to the lending limit of the Bank, and for administering other aspects of the lending function. The committee is comprised of a minimum of five directors as determined and selected from time to time by the Chief Executive Officer, and such other members as may be appointed by the Board. To ensure a full understanding by the Board of the Company’s credit processes and culture, each Board member who is not a standing member of the loan committee is invited to serve, on a rotating basis, as an additional member of the Directors’ Loan Committee for a calendar quarter. In addition to the Board members, Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee, Scott Hastings, President of the Leasing Division and Matt Reddin, Director of Community Bank Lending/Chairman of the Officers’ Loan Committee serve on the committee.

ALCO and Investments Committee. The ALCO and Investments Committee met four times in 2013. Management of the asset/liability (interest rate risk) position, liquidity, funds management and investment portfolio is overseen by the ALCO and Investments Committee. Greg McKinney, Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the ALCO and Investments Committee. In addition, the following officers of the Company serve on the ALCO and Investments Committee: Kristen Bextermueller, Greg Dalton, Tim Hicks, Luke King, Matt Reddin and Tyler Vance.

CRA Committee. The CRA Committee was established as a Board committee on August 23, 2013. Its purpose is to oversee the operation of the Community Development activities of the Company. Greg McKinney, Chief Financial Officer and Chief Accounting Officer, serves as Chairman of the CRA Committee. In addition, the following officers of the Company serve on the CRA Committee: Duane Bickings, Gene Holman, Luke King, Ross Mallioux, Matt Reddin, Karen Ruckle, Chris Stringer, Tyler Vance and Rick Wisdom.

IS Steering Committee. The IS Steering Committee was established as a Board committee on August 23, 2013. Its purpose is to discharge the Board’s responsibilities related to overseeing information systems (“IS”) activities. The committee provides general reviews for the Board regarding major IS projects and helps ensure proper business alignment, effective strategic planning and oversight of IS performance. In addition to the Board members, the following officers of the Company serve on the IS Steering Committee: Chad Necessary, as Chairman, Susan Blair, Greg Dalton, Tonya Gossage, Jo Langston, Robert Lloyd, Sean O’Connell, Jeff Starke and Tyler Vance.

Committee Composition. It is anticipated that all Board members and Company officers mentioned above will continue to serve on their respective committees for the remainder of 2014 and until the next annual meeting of shareholders.

Other Committees. The Board may establish additional committees in order to properly fulfill its duties and serve the needs of the Company. The Board may, from time to time, provide for different or additional members of any or all of its committees.

Board Composition and Nominating Process

The Company’s Nominating and Governance Committee recommends to the Board nominees for director. The Nominating and Governance Committee considers candidates recommended by its members, other current board members and management of the Company. The Nominating and Governance Committee also has the authority to engage professional search firms to assist it in identifying director candidates.

Additionally, the Nominating and Governance Committee will consider any and all Shareholder suggestions for names of nominees to the Board for the 2015 Annual Meeting of Shareholders, provided that such suggestions are made in writing and delivered to the Secretary of the Company at P. O. Box 8811, Little Rock, AR 72231 on or before November 14, 2014. A Shareholder wishing to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with any and all supporting material the Shareholder considers appropriate. The Nominating and Governance Committee strives to evaluate all prospective nominees to the Board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a Shareholder, the committee, another board member or members of management. However, the Nominating and Governance Committee may require additional steps in connection with the evaluation of candidates submitted by Shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management.

In identifying and evaluating potential nominees for director, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. Although the Company has no formal policy regarding diversity, the Board believes that diversity, including diversity in background, skills, experience, expertise, viewpoints, gender, race and culture, is an important component of a robust board of directors. As a primary consideration, the Board seeks members with complementary individual backgrounds which maximize perspective and ensure a wealth of experience to enable the Board to make better informed decisions. The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In particular, as to each such incumbent director, the Committee will consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee; review the assessments of the performance of the director during the preceding term made by the Committee; and determine whether there exist any special, countervailing considerations against re-nomination of the director. The Nominating and Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its functions. The Nominating and Governance Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates.

Prior to completing its recommendation to the Board of nominees for election to the Board, the Nominating and Governance Committee requires each potential candidate to complete a director’s and executive officer’s questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The Nominating and Governance Committee reserves the right to seek such additional information on the nominee as the committee deems appropriate in connection with its evaluation. Once the Nominating and Governance Committee has obtained all requested information, it will then evaluate the prospective nominee to determine whether such person possesses the following important attributes and qualifications as established by the committee.

•	The highest personal and professional ethics, integrity and values and a commitment to representing the long-term interests of Shareholders.

•	An inquisitive and objective perspective, practical wisdom, mature judgment and the ability to exercise informed judgment in the performance of his or her duties.

•	The ability and willingness to commit sufficient time and attention to discharge his or her obligations.

•	A distinguished record of leadership and success in his or her arena of activity.

•	A strong background of relevant experience or education.

•	Strong community ties in the Company’s banking markets or with the business community that can assist the Company.

The Nominating and Governance Committee will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the committee will make a recommendation to the Board of the persons who should be nominated, and the Board will then determine the nominees after considering the recommendations of the committee. The “Process for Nominating Candidates to the Board of Directors of Bank of the Ozarks, Inc.” can be found at the Company’s website at www.bankozarks.com.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the presiding independent director, Dr. R. L. Qualls, having the duties described below, is in the best interest of Shareholders because it provides an appropriate balance between strategy development and independent oversight of management.

Dr. Qualls serves as presiding independent director. He has the responsibility of presiding at all meetings of the Board’s independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in the Company’s risk oversight process. The Board receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. At the committee level, (i) the Audit Committee oversees management of accounting, financial, legal and regulatory risks; (ii) the

Compensation Committee oversees the management of risks relating to the Company’s executive compensation program as well as compensation matters involving all employees and the Company’s directors; and (iii) the Nominating and Governance Committee manages risks associated with the independence of the members of the Board and potential conflicts of interest. While each committee is directly responsible for evaluating certain enumerated risks and overseeing the management of such risks, the entire Board is generally responsible for and is regularly informed through committee reports about such risks and any corresponding remediation efforts designed to mitigate such risks. In addition, appropriate committees of the Board receive reports from senior management within the organization to enable the Board to understand risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

The Board’s discharge of its risk oversight role has not specifically affected the Board’s leadership structure discussed above. Rather, in establishing the current leadership structure of the Board, risk oversight was one factor among many considered. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.

Process for Communicating with Board Members

The Board has established a process for Shareholders to communicate with the Board of Directors by contacting Dr. R.L. Qualls, the presiding independent director of the Company’s regular meetings of independent directors. All communications should be to Bank of the Ozarks, Inc., Attn: Dr. R.L. Qualls, Presiding Independent Director, P.O. Box 8811, Little Rock, AR 72231-8811. Communications regarding nominations of candidates to the Board or proposals to be included in the proxy solicitation are subject to additional requirements that are discussed separately in this proxy solicitation. See “Corporate Governance – Board Composition and Nominating Process” and “Shareholder Proposals.”

BOARD PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE COMPANY’S BYLAWS TO INCREASE THE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS

Article III, Section 2 of the Company’s Bylaws currently provides that the authorized number of directors of the Company shall be not less than three (3) or more than fifteen (15). The Board is authorized to fix the exact number within this range by resolution, and the number is currently fixed at fifteen (15). On February 24, 2014, the Board approved a proposed amendment to the Bylaws to expand the permitted range to no fewer than three (3) and no more than twenty (20) individuals. Within the proposed new range, the Board would continue to have the authority to increase or decrease the number of directors. Pursuant to the Arkansas Business Corporation Act, only the Shareholders can change the range of the size of the Board.

The proposed amendment would amend the first sentence of Article III, Section 2 of the Bylaws to read as follows:

“The Board of Directors of the corporation shall consist of not less than three (3) nor more than twenty (20) individuals, as the number is fixed from time to time by resolution of the Board of Directors.”

The Board believes the proposed increase is advisable in order to provide the Board with greater flexibility when evaluating potential candidates for the Board of Directors.

Board Recommendation

The Board unanimously recommends that the Shareholders vote “FOR” the proposal to amend the Company’s Bylaws to increase the maximum authorized number of directors. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify otherwise in their proxies.

BOARD PROPOSAL NO. 3: APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES

Under the Company’s current Amended and Restated Articles of Incorporation, as amended, the total number of shares of all classes of capital stock that the Company has authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of March 10, 2014, there were                  shares of Common Stock issued, leaving a total of                  authorized shares of Common Stock available for future issuance.

Since its Initial Public Offering on July 17, 1997, the Company has undergone three two-for-one stock splits, effected in the form of a 100% stock dividend. The purpose of these stock splits has been to keep the trading price of the Common Stock within a range that makes it more affordable and accessible to individual shareholders, thereby increasing the Company’s overall shareholder base and the market liquidity of the shares.

The Board believes that it is desirable and in the best interests of the Company and its Shareholders to have a sufficient number of additional shares of Common Stock available for issuance from time to time, as the occasion may arise, for future financing and acquisition transactions, to permit stock dividends or stock splits at some future date, to fund employee benefit plans and for other proper corporate purposes. With only the present 50,000,000 shares of authorized Common Stock and              shares outstanding, the Company’s current authorized shares could not accommodate a future two-for-one stock split.

Therefore, the Board has approved, and recommends that the shareholders of the Company approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 125,000,000 shares (the “Articles Amendment”). The proposed form of the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation amending Article “SIXTH” of such Articles is set forth in Appendix A to this proxy statement. The Articles Amendment will have no effect on the number of authorized shares of Preferred Stock.

On January 30, 2014, the Company entered into a definitive agreement and plan of merger (the “Summit Agreement”) with Summit Bancorp, Inc. (“Summit”), and its wholly-owned bank subsidiary Summit Bank in Arkadelphia, Arkansas, whereby the Company will acquire all of the outstanding common stock of Summit in a transaction valued at approximately $216 million. Under the terms of the Summit Agreement, each outstanding share of common stock of Summit will be converted, at the election of each Summit shareholder, into the right to receive shares of the Company’s Common Stock, plus cash in lieu of any fractional share, or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 80% of the merger consideration paid to Summit shareholders will consist of shares of the Company’s Common Stock. The number of Company shares to be issued will be determined based on Summit shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, subject to a minimum agreed value of $43.58 per share and a maximum agreed value of $72.63 per share.

With the exception of the Summit transaction described above and the shares of Common Stock reserved for future issuance under the Company’s employee benefit plans, the Company currently has no definitive plans, understandings, agreements or arrangements concerning the issuance of the remaining authorized but unissued shares of Common Stock or any newly authorized shares of Common Stock if this Proposal No. 3 is approved by Shareholders. In the event any plans, understandings, arrangements or agreements were made in the future concerning the issuance of such shares, the holders of the Company’s Common Stock would not have preemptive rights to purchase any such shares, and as a result Shareholders may not be given the opportunity to vote on any such matters, unless required by law or applicable regulations. Accordingly, if approved, the Articles Amendment may have the future effect of diluting the equity participation and voting rights of the Company’s existing Shareholders. However, the availability of additional shares of Common Stock for issue, without the delay and expense of obtaining the approval of Shareholders at a special meeting, will afford the Company greater flexibility in acting upon proposed transactions. In many situations, prompt action may be required which would not allow sufficient time to then seek Shareholder approval to authorize additional shares for the specific transaction.

The ability to issue additional shares of Common Stock could also enable the Board to discourage an attempt to gain control of the Company by unaffiliated parties. It is not presently contemplated that any of the remaining shares of Common Stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in the Company more difficult. However, if the Board were to oppose such a suitor in the future, it could (if consistent with its fiduciary duties and within the limits imposed by applicable law) cause the Company to issue additional shares of Common Stock in a public or private sale, merger or similar transaction which would increase the number of outstanding shares of such stock, thereby possibly diluting the interest of a party attempting to gain control of the Company.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the Articles Amendment. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify otherwise in their proxies.

BOARD PROPOSAL NO. 4: AMENDMENT AND RESTATEMENT OF THE 2009

RESTRICTED STOCK PLAN

The Company’s 2009 Restricted Stock Plan was originally adopted by the Company’s Shareholders on April 21, 2009, and was subsequently amended on April 15, 2013. In February 2014, the Compensation Committee recommended, and the Board approved, the amendment and restatement of the 2009 Restricted Stock Plan (as amended and restated, the “2009 Plan”), subject to Shareholder approval. Shareholders are being asked to approve the amendment and restatement of the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan to:

•	allow for the granting of performance awards (“Performance Awards”) which will be based upon the attainment of performance targets related to one or more performance goals;

•	change the name of the 2009 Plan to the “2009 Restricted Stock and Incentive Plan” to reflect the addition of Performance Awards to the plan; and

•	clarify that any share or award limits for individual participants, as described in the 2009 Plan, will be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction.

Summary of Changes to the 2009 Plan

The 2009 Plan, as amended and restated, will allow for Performance Awards which may be used with respect to grants of restricted stock, restricted stock units or cash awards to participants under the 2009 Plan to enable such awards to qualify for the “performance-based” compensation exception under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) prohibits the Company from deducting for federal income tax purposes the compensation of more than $1,000,000 paid in any year to certain executive officers unless such compensation is “performance based.”

The Company believes that it is in the best interest of the Company and its Shareholders for awards under the 2009 Plan to be fully deductible for federal income tax purposes in as many instances as practicable. To be eligible for such deductions, the payments must satisfy the criteria set forth in Section 162(m). The Company’s Board and the Compensation Committee believe grants of Performance Awards subject to one or more of the business criteria set forth below and approved by Shareholders will qualify as “performance-based” compensation under Section 162(m).

In order for performance-based awards to be fully deductible by the Company under the 2009 Plan, the material terms of the performance goals to be used for the awards granted under the 2009 Plan are required to be disclosed and approved by the Company’s Shareholders. For purposes of Section 162(m), the material terms of the performance goals include (i) identifying eligible employees – which may be by groups of employees, (ii) describing the various business criteria on which the performance goals may be based and (iii) setting forth either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

Eligible Employees. As amended, the 2009 plan would permit any employee or officer of the Company or a Subsidiary to receive grants of a Performance Award.

Business Criteria. The amendments to the 2009 Plan will provide the Compensation Committee with the ability to grant Performance Awards to an employee based solely upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee. The performance goals will be objectively determinable and will be related and limited to one or more of the following Company, Subsidiary or division financial performance measures:

•	earnings or book value per share;

•	net income;

•	return on equity, assets, capital, capital employed or investment;

•	earnings before taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of non-accrual loans and leases to total loans and leases, or the ratio of net charge-offs to average loans and leases or other similar asset quality measures;

•	allowance for loan and lease losses;

•	net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

•	cash flow(s);

•	total revenues or revenues per employee;

•	stock price or total shareholder return;

•	growth in deposits;

•	dividends;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and/or goals relating to acquisitions or divestitures; or

•	any combination of the foregoing.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The Compensation Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the performance-based awards prior to payment. The Compensation Committee may retain discretion to reduce, but not increase, the amount payable under a performance-based award to any participant, notwithstanding the achievement of targeted performance goals. Awards may be accelerated or otherwise adjusted in the event of the employee’s death or disability or in the event of a change in control of the Company, as described below. The Compensation Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards. The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Compensation Committee commits to make any such adjustments within the first 90 days following commencement of the performance period.

Maximum Performance Awards to Covered Employees. With respect to any individual who was in the prior year or is reasonably expected to be in the current year a “covered employee” within the meaning of Section 162(m) of the Code, the maximum number of shares of the Company’s Common Stock in respect of which all stock-based Performance Awards may be granted in any year under the 2009 Plan is 50,000, and the maximum amount of all cash-settled Performance Awards that may be granted in any year under the 2009 Plan is $2,000,000.

Currently the 2009 Plan provides that the number and kind of shares available for grant and the shares subject to outstanding awards would be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. The proposed amendments would revise this provision to clarify that any such transaction would also adjust the maximum award limits set forth in the plan.

Shareholder approval of this Proposal No. 4 will be deemed to include and constitute approval of each of the material terms of the performance goals for purposes of the approval requirements of Section 162(m) of the Code.

In addition, the proposed amendments would change the name of the 2009 Plan to the “2009 Restricted Stock and Incentive Plan” in order to better reflect the types of awards that may be granted under the plan.

Summary of the 2009 Plan

General. The 2009 Plan was originally adopted and approved by the Board and the Shareholders of the Company in 2009 and amended on April 15, 2013 with the approval of the Shareholders. The following description of the 2009 Plan is qualified in its entirety by reference to the applicable provisions of the plan document. A copy of the 2009 Plan, as amended and restated to incorporate the changes discussed above, is attached to this proxy statement as Appendix B.

Purpose of the 2009 Plan. The purpose of the 2009 Plan is to attract and retain the best available talent, to encourage the highest level of performance by executive officers and key employees, and to provide such officers and employees with incentives to put forth maximum effort for the success of the Company’s business and to serve the best interests of the Company’s Shareholders.

Administration. The 2009 Plan is administered by the Compensation Committee, unless under the terms of the 2009 Plan the Board determines to subject some or all of the Compensation Committee’s actions to Board approval. At the present time, the Board has not made any determination nor does it have any present intention to require Board approval of the Compensation Committee’s actions. Subject to the terms of the 2009 Plan, the Compensation Committee has the discretion to determine which employees and officers receive awards and the terms of each award made under the 2009 Plan. The Compensation Committee has the power to modify, cancel, accelerate vesting, or otherwise change awards made under the 2009 Plan, subject to certain restrictions set forth in the 2009 Plan. The Compensation Committee also has the sole authority to interpret the terms of the 2009 Plan, including whether a “change in control” of the Company, as such term is defined in the 2009 Plan, has occurred. Compensation Committee determinations under the 2009 Plan are final and binding on all parties.

Awards and Eligibility. Awards under the 2009 Plan may be in the form of restricted stock or restricted stock units and, if approved by the Shareholders, performance awards. All officers and employees of the Company are eligible to receive awards under the 2009 Plan. The benefits or amounts that may be received by or allocated to any particular officer or employee of the Company under the 2009 Plan will be determined in the sole discretion of the Compensation Committee and, accordingly, are not presently determinable.

Shares Available for Issuance. The maximum total number of shares of Common Stock that can be issued as restricted stock, denominated as restricted stock units or subject to any performance award under the 2009 Plan is 800,000 shares. The number and kind of shares available under the 2009 Plan (and the share or award limits to certain individuals) are subject to adjustments by the Compensation Committee in the event of certain corporate events such as stock splits, stock dividends, or other recapitalizations of the Company so as to prevent dilution or enlargement of the participants’ rights under the 2009 Plan. Shares of Common Stock issued under the 2009 Plan may be shares of original issuance, shares held in treasury or shares that have been reacquired by the Company.

As of December 31, 2013, 412,450 of the available 800,000 shares for issuance under the 2009 Plan have been awarded. See “Equity Compensation Plan Information” below for information as of December 31, 2013 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, including the 2009 Plan.

Expired, Forfeited or Unexercised Awards. If any award granted under the 2009 Plan expires, is forfeited or becomes unexerciseable without having been exercised or fully paid, the shares underlying such award will become available for future awards under the 2009 Plan. Further, if the Company settles any award in cash rather than in Common Stock, the shares underlying such award that are retained or otherwise not issued, will become available for future awards under the 2009 Plan.

Restricted Stock. An award of restricted stock involves the immediate transfer of ownership of a specific number of shares of Common Stock to a participant in return for the performance of services or other restrictions as the Compensation Committee may determine. However, during a “restriction period” designated by the Compensation Committee, such shares are subject to forfeiture unless conditions specified by the Compensation Committee are met. These conditions will generally include the continuous employment of the participant with the Company and may include performance objectives that must be achieved. Although shares of restricted stock remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in such restricted stock. Restricted stock may become free of restriction prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions. The Compensation Committee may also provide for an accelerated lapse of the restriction period upon other events or standards that it may determine, including the achievement of one or more performance goals.

Restricted Stock Units. A restricted stock unit is an award denominated in shares of Common Stock that will be settled by the payment of cash based upon the fair market value of such specified number of shares of Common Stock. The Compensation Committee has the discretion to settle restricted stock units by delivery of shares of Common Stock. The Compensation Committee will determine the number of restricted stock units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. A restricted stock unit may become payable prior to the end of a restriction period in the event of a change in control of the Company, disability or death, as those terms are defined in the 2009 Plan, subject to certain restrictions. The Compensation Committee may also provide for an accelerated lapse of the restriction period upon other events or standards that it may determine, including the achievement of one or more performance goals.

Performance Awards. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and restricted share units), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee shall determine. Subject to the terms of the 2009 Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis. Separation from service prior to the end of any performance period, other than for reasons of death or disability, will result in the forfeiture of the performance award, and no payments will be made. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, waive any performance goals and/or other terms and conditions relating to a performance award, subject to the limitations set forth in the 2009 Plan. Performance Awards that are granted as performance-based awards to “covered employees” within the meaning of Section 162(m) of the Code will be based upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee from among the options listed above under “Business Criteria.”

Transferability of Awards. Except as provided below, no award under the 2009 Plan may be transferred by a participant other than by will or the laws of descent and distribution upon death. The Compensation Committee may expressly provide in an award agreement that the participant may transfer the award if the Compensation Committee determines the transfer does not result in accelerated taxation, is not a transfer for value and is otherwise appropriate and desirable.

Termination. The 2009 Plan will terminate on the tenth anniversary of its approval by Shareholders and no award will be granted under the 2009 Plan after that date.

Plan Amendments. The 2009 Plan may be amended by the Board, but unless further approval by the Shareholders of the Company is obtained, no such amendment may increase the limitations set forth in the 2009 Plan on the number of shares that may be issued under the 2009 Plan. The Board may condition any amendment on the approval of the Shareholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

In addition, Shareholder approval may be required to satisfy tax rules applicable to performance-based compensation under Section 162(m) of the Code. Because the Compensation Committee retains the discretion to set and change the specific targets for each performance period under a Performance Award intended to be exempt from Section 162(m) of the Code, Shareholder ratification of the performance goals will be required, in any event, at five-year intervals in the future to exempt awards granted under the 2009 Plan from the limitations on deductibility thereunder.

Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2009 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock to the recipient will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient has timely made an election under Code Section 83(b), any subsequent gain realized by the recipient upon transfer by the recipient will be subject to capital gains tax. If a Code Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize income until shares or cash are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares represented by the restricted stock units, reduced by any amount paid by the recipient. The Code Section 83(b) election available to holders of restricted stock is not available to holders of restricted stock units.

Performance Awards. A recipient of a Performance Award will recognize income based on the method of payment of the award. If the Performance Award is paid in cash, the recipient will recognize ordinary income equal to the cash amount at the time it is paid. If the Performance Award is satisfied with Restricted Stock or Restricted Stock Units, the recipient will recognize income in the amount and at the time as described in the two immediately preceding paragraphs.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the deduction limitation on certain compensation under Code Section 162(m).

New Plan Benefits

Future benefits to be received by a person or group under the 2009 Plan are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during fiscal year 2014 and beyond.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 concerning shares of Common Stock that may be issued upon the exercise of options and other rights under existing equity compensation plans and arrangements, separately reflecting plans approved by Shareholders and plans or arrangements not submitted to Shareholders for approval.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plans approved by securityholder:

• Bank of the Ozarks, Inc. Stock Option Plan (1)	799,300	$17.59	428,400

• Bank of the Ozarks, Inc. Non-Employee Director Stock Option Plan (2)	84,000	$13.44	—

• Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (3)	—	—	387,550
Equity compensation plans not approved by security holders	—	—	—

Total	883,300		815,950

(1)	The Company has an Employee Stock Option Plan which has issued, outstanding and unexercised options to purchase 799,300 shares of Common Stock; 22,300 of these options were exercised in early 2014.
(2)	The Company has a Non-Employee Director Stock Option Plan which had issued and unexercised options outstanding to purchase 84,000 shares of Common Stock at December 31, 2013; options with respect to 12,000 of these shares were exercised in early 2014. This plan has no specific limitation on the number of remaining authorized shares available for issue, but permits each director who is not otherwise an employee of the Company or any subsidiary, to receive options to purchase 2,000 shares of Common Stock following his or her election as a director of the Company at each annual meeting of Shareholders and up to 2,000 shares upon his or her election or appointment for the first time as a director of the Company.
(3)	As of December 31, 2013, there were 308,050 shares of unvested restricted stock outstanding under the 2009 Plan.

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the amended and restated 2009 Restricted Stock Plan. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify otherwise in their proxies.

BOARD PROPOSAL NO. 5: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board selected and appointed the accounting firm of Crowe Horwath LLP as independent auditors for the year ending December 31, 2014, and seeks ratification of the appointment by the Shareholders. This will be the ninth year Crowe Horwath LLP has served as the Company’s independent auditors. Representatives of Crowe Horwath LLP will be present at the Annual Meeting and representatives will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees incurred for services provided by the Company’s independent auditors for the years ended December 31, 2013 and 2012 were:

	2013	2012
Audit Fees	$488,295	$450,160
Audit-Related Fees	—	—
Tax Service Fees	—	—
All Other Fees	2,895	—

	$491,190	$450,160

Audit fees totaling $488,295 for 2013 and $450,160 for 2012 relate to the audit of the Company’s consolidated financial statements, review of the Company’s quarterly reports on Form 10-Q, audit of the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) and services that are normally provided by the principal accountant in connection with statutory and regulatory filings. These fees do not include reimbursements for travel or other out of pocket expenses. Tax services are provided by another accounting firm. Other fees totaling $2,895 for 2013 related primarily to consultations regarding various acquisition issues.

The Audit Committee previously adopted a policy for pre-approval of engagements for audit, audit-related and non-audit services by the independent auditors. The policy requires that all audit services and audit-related services to be performed by the independent auditors be pre-approved by the Audit Committee. Non-audit services must first be pre-approved by the Chief Financial Officer before being submitted for pre-approval to the Audit Committee. The requirement for pre-approval by the Audit Committee of an engagement for non-audit services by the Company’s independent auditors may be waived if the aggregate amount of all such non-audit services provided by the independent auditors is less than five percent of the total amount of fees paid by the Company to the independent auditors during the fiscal year when the non-audit services are provided, such services were not recognized by the Company at the time of the engagement as non-audit services, and the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee, or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee prior to the completion of the audit. All fees shown in the table above were pre-approved in accordance with the policies above.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the Audit Committee’s selection and appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2014. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify otherwise in their proxies.

If the appointment of Crowe Horwath LLP as independent auditors for the year ending December 31, 2014 is not ratified, the matter will be referred to the Audit Committee for further review.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three or more non-employee directors all of whom have been determined by the Board to qualify as independent directors under the Sarbanes-Oxley Act, related SEC Rules and NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s Charter is evaluated annually to ensure compliance with SEC rules and regulations and NASDAQ listing standards and was last revised on February 17, 2012. A copy of the Audit Committee’s Charter is available on the Company’s website at www.bankozarks.com.

The Audit Committee oversees the Company’s auditing, accounting and financial reporting processes on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed with management the audited financial statements for the year ended December 31, 2013 in the Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors the independent auditors’ independence from the Company and its management. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and has concluded that such provision is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee
of the Board of Directors
Henry Mariani, Chairman
Richard Cisne
Robert East
Robert Proost

BOARD PROPOSAL NO. 6: ADVISORY, NON-BINDING, VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), signed into law during 2010, requires that companies must provide a shareholder vote, on a non-binding advisory basis, to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. This disclosure must include the Compensation Discussion and Analysis, the compensation tables and other related material concerning executive compensation, such as that included in this proxy statement. Accordingly, pursuant to Dodd-Frank and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is providing Shareholders an opportunity to vote on an advisory, non-binding basis to approve the compensation provided by the Company to its named executive officers through the following resolution:

“Resolved, that the Shareholders approve the Company’s compensation of its named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related disclosures contained in the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders.”

Board Recommendation

The Board unanimously recommends that Shareholders vote “FOR” approval of the resolution. Proxies solicited by the Board and validly executed and received by the Company will be so voted unless Shareholders specify otherwise in their proxies.

Dodd-Frank expressly provides that because this Shareholder vote is advisory, it will not be binding upon the Board and it may not be construed as overruling a decision by the Board, nor will the vote create or imply any additional fiduciary duty by the Board, nor shall such vote be construed to restrict or limit the ability of Shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

Future Advisory Votes on Executive Compensation

At the 2011 Annual Meeting of Shareholders, Shareholders were provided an additional advisory, non-binding, vote on the frequency at which shareholder advisory votes on executive compensation (like the one provided above) should be held. A majority of the votes cast at the 2011 Annual Meeting of Shareholders voted in favor of holding such votes on an annual basis. Accordingly, the next Shareholder advisory vote to approve the Company’s compensation of its named executive officers will be held at the 2015 Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The only Shareholders known by the Company to own, directly or indirectly, as of February 14, 2014 more than five percent of Common Stock, are reflected in the following table. The table is based on information supplied by principal Shareholders and a review of information on file with the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares

George G. Gleason P.O. Box 8811 Little Rock, Arkansas 72231-8811	3,207,668	8.7%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	2,766,562	7.5%

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	2,217,049	6.0%

(1)	For information regarding the direct or indirect nature of Mr. Gleason’s beneficial ownership, see the footnotes to the table regarding Security Ownership of Management. With regard to the other Beneficial Owners, the stock ownership information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Beneficial Owners’ most recently filed Schedule 13G/A.
(2)	Based on information obtained from a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. based on share ownership as of December 31, 2013.
(3)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. based on share ownership as of December 31, 2013.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of February 14, 2014, unless otherwise noted, with respect to beneficial ownership of the Company’s Common Stock by each director, director nominee and named executive officer of the Company, as set forth in the table captioned “Summary Compensation Table,” and all directors and executive officers of the Company as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Class
George and Linda Gleason	3,207,668	(2)	8.7%
Jean Arehart	19,236			*
Nicholas Brown	3,700			*
Richard Cisne	40,300			*
Robert East	83,300	(3)		*
Catherine Freedberg	93,434	(4)		*
Peter Kenny	4,000			*
Henry Mariani	66,000	(5)		*
Greg McKinney	27,070			*
Robert Proost	7,000			*
R. L. Qualls	23,200			*
John Reynolds	9,155			*
Darrel Russell	69,111	(6)		*
Dan Thomas	28,288			*
Tyler Vance	38,932			*
Sherece West-Scantlebury	3,028			*
All Directors and Executive Officers as a group (20 persons)	3,760,086		10.2

*	Less than one percent.
(1)	Includes beneficial ownership of shares of Common Stock with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person’s accounts under the 401(k) Plan, shares underlying presently exercisable options (or options exercisable on or within 60 days after February 14, 2014) granted pursuant to the Company’s stock option plans, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below. Shares subject to presently exercisable options (or options exercisable on or within 60 days after February 14, 2014) are held by the directors and executive officers as a group in the amount of 114,800, and held by the named individuals in the amounts as follows: George Gleason (32,000); Linda Gleason (15,000); Jean Arehart (3,000); Nicholas Brown (3,000); Richard Cisne (13,000); Robert East (17,000); Catherine B. Freedberg (2,000); Peter Kenny (2,000); Henry Mariani (3,000); Robert Proost (5,000) R. L. Qualls (3,000); John Reynolds (3,000); Darrel Russell (2,400); Sherece West-Scantlebury (3,000); and other executive officers (8,400).
(2)	The amount includes (a) 682,625 shares, including 32,000 shares subject to exercisable options, owned directly by Mr. Gleason, (b) 1,285,600 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (c) 943,049 shares held in Mr. Gleason’s account under the 401(k) Plan, (d) 6,516 shares owned of record by a charitable trust for which Mr. and Mrs. Gleason are co-trustees, (e) 93,816 shares, including 15,000 shares subject to exercisable options, owned directly by Mrs. Gleason, (f) 106,000 shares issued under the Company’s 2009 Restricted Stock Plan, and (g) 90,062 shares representing shares held in a trust of which Mr. Gleason, his spouse and their descendants are beneficiaries. 374,000 shares of Mr. Gleason’s directly owned shares are pledged as security for a line of credit with an unrelated bank.
(3)	Includes 700 shares held by Mr. East’s spouse.
(4)	Includes (a) 7,281 shares, including 2,000 shares subject to exercisable options, owned directly by Dr. Freedberg, (b) 72,398 shares owned by a trust for which Dr. Freedberg is sole trustee and the sole beneficiary is an immediate family member, and (c) 13,755 shares owned by a trust in which Dr. Freedberg has a 25% income interest.
(5)	Includes 1,000 shares held by Mr. Mariani’s spouse. 44,000 shares are owned in a margin account with a brokerage firm.
(6)	Includes 4,472 shares held by Mr. Russell’s spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Securities Exchange Act of 1934, as amended, the Company’s executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the SEC. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year its directors and executive officers have complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the philosophies and principles of the Company regarding its compensation program for executive officers, including its Chief Executive Officer, Chief Financial Officer and three other executive officers who were the most highly compensated officers in fiscal year 2013 (which are referred to as “named executive officers”). The following individuals were named executive officers for 2013.

George Gleason, Chairman and Chief Executive Officer

Greg McKinney, Chief Financial Officer and Chief Accounting Officer

Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG

Tyler Vance, Chief Operating Officer and Chief Banking Officer

Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee

Objectives of Compensation Program

The Company’s goals and objectives with respect to its compensation program are to make decisions consistent with the long-term growth and performance objectives of the Company. The Company’s compensation program is designed to reward contributions toward the Company’s attainment of long-term growth and the achievement of the Company’s performance objectives. In 2013 the Company’s compensation program for the named executive officers and other executives was based upon the following principles and policies.

•	The Company is committed to providing a competitive pay program that is fair, non-discriminatory and forward-looking, and helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company’s compensation policies must, among other things, (1) be internally equitable and externally competitive, (2) reward individuals based upon productivity and performance, (3) contain an appropriate mix of cash and long-term or equity-based compensation, (4) be administratively efficient and within budgetary parameters and (5) be flexible in response to changing conditions.

•	Non-equity incentive plan compensation is paid to certain personnel based on a mathematical formula of profit center or division profitability with consideration given to ensuring that the amount and structure of such incentive compensation does not encourage employees to take unnecessary or excessive risks that could threaten the financial condition of the Company.

•	Discretionary bonuses may be used to reward employees during extraordinarily profitable years or for extraordinary personal efforts.

At the 2013 Annual Meeting of Shareholders, in a Shareholder advisory, non-binding, vote to approve executive compensation, in excess of 96% of the votes were cast “FOR” a resolution approving the Company’s executive compensation. Taking into consideration the Shareholder approval vote, the Compensation Committee did not substantially alter its process or change the Company’s compensation programs for executive compensation.

Setting Executive Compensation

Role of Executive Officers in Compensation Decisions. Mr. Gleason, the Chairman and Chief Executive Officer; Mr. Vance, the Chief Operating Officer and Chief Banking Officer; and the Company’s Executive Vice President-Human Resources (“EVP-HR”) meet annually with appropriate senior managers and officers to review the performance of each employee of the Company. The conclusions reached and recommendations based on these reviews, including salary adjustments and award amounts, if any, are presented to the Compensation Committee. Recommendations related to the compensation for the Chief Operating Officer, the Chief Financial Officer, the Chief Lending Officer and certain other executive officers are made by the Chief Executive Officer and are presented to the Compensation Committee for approval. The Compensation Committee may approve such recommendations or may exercise its discretion in modifying any recommended compensation, salary adjustments or awards.

Role of the Compensation Committee. The Compensation Committee has responsibility for reviewing, evaluating and approving the compensation plans, policies and programs of the Company. This includes reviewing and approving compensation for the Company’s directors, officers and other personnel, including awards under incentive compensation and equity-based plans, and any bonus compensation. The Compensation Committee’s review and approval of compensation includes the total compensation, if any, potentially payable to the Chief Executive Officer and other senior executives under all reasonable scenarios, including death or disability, retirement, voluntary termination, involuntary termination and changes of control.

The Compensation Committee also reviews, with the Company’s EVP-HR, agreements and benefit plans of the Company made available to the senior executive officers and to other executive officers and key employees of the Company to ensure that such arrangements, agreements and benefit plans do not encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Company. The Compensation Committee concluded, after such review with the EVP-HR, that the arrangements, agreements and benefit plans of the Company do not encourage those employees to take such risks. The Compensation Committee expects to continue monitoring and periodically evaluating these incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Company’s oversight of risk management for the organization.

Decisions regarding the compensation of the Chief Executive Officer are made by the Compensation Committee. In performing this function, the Compensation Committee reviews various measures of corporate performance including long-term growth in deposits, loans and assets, return on average assets, return on average common shareholders’ equity, net interest margin, efficiency ratio, net charge-off ratio, other measures of growth, earnings, asset quality and risk and other factors deemed appropriate, as well as other subjective and qualitative measures, including the results of the most recent “Say on Pay” vote. During 2013, the Compensation Committee engaged an independent third-party compensation consultant to assist in its review and approval of the compensation arrangements of the CEO and certain other of the Company’s executive officers. The use of such consultant is discussed below under “Role of Consultants.”

The Compensation Committee could, at any time, recommend that the Board modify the Company’s compensation programs, including the mix of components of such programs, if it believes that doing so is appropriate to maintain a close alignment between the interests of management, employees and Shareholders.

Role of Consultants. Each year, the Compensation Committee reviews the complexity, profitability and relative performance metrics of the Company as well as the intangible value and performance of the Company’s management team. The goal of this review is to identify parameters by which to evaluate executive pay, ensuring that future compensation arrangements for the selected executive officers are compliant with regulatory practices, competitive in the marketplace and reflective of the Company’s performance and culture. Beginning in 2011, the Compensation Committee has engaged Blanchard Consulting Group (“Blanchard”) to assist in this review. Other than in its role as compensation consultant to the Compensation Committee, Blanchard performed no services for the Company during 2013 and had no conflict of interest with the Company or any member of its management.

In 2011 and 2012, Blanchard performed an independent compensation review of the CEO and certain other named executives, obtaining competitive data based on parameters identified by the Compensation Committee. The details of those reviews were discussed in prior proxy statements. For 2013, Blanchard conducted an analysis of the relationship between executive compensation and business performance and issued a report entitled Pay vs. Performance – Report of Findings – November 2013.

In their analysis, Blanchard utilized the same peer group as it used in the October 2012 Executive Compensation Review. This custom national peer group was established in 2012 and includes a group of twenty-one high performing publicly-traded banks with total assets as of the 2011 year-end between $2.5 billion and $12.0 billion and a three-year average net income greater than $40 million. Compensation amounts reported for the peer group banks and the Company reflect what was earned in fiscal years 2010, 2011 and 2012, as reported in the 2011, 2012 and 2013 proxy statements, respectively. The twenty-one banks comprising this national peer group include the following:

Banc First Corporation (BANF)	Northwest Bancshares, Inc. (NWBI)
Capitol Federal Financial, Inc. (CFFN)	Old National Bancorp (ONB)
City Holding Company (CHCO)	Park National Corporation (PRK)
Community Bank System, Inc. (CBU)	Prosperity Bancshares, Inc. (PB)
CVB Financial Corp. (CVBF)	Republic Bancorp, Inc. (RBCAA)
F.N.B. Corporation (FNB)	Southside Bankshares, Inc. (SBSI)
First Interstate Banc System, Inc. (FIBK)	Texas Capital Bancshares, Inc. (TCBI)
First Financial Bancorp (FFBC)	Trustmark Corporation (TRMK)
First Financial Bankshares, Inc. (FFIN)	United Bankshares, Inc. (USBI)
International Bancshares Corp. (IBOC)	Westamerica Bancorporation (WABC)
NBT Bancorp Inc. (NBTB)

The analysis compared the Company’s performance on six financial measures to the custom peer group for both the 2012 year-end and a three-year average (2010-2012). The following financial measures were used in the comparison:

•	Return On Average Assets

•	Return On Average Equity

•	Efficiency Ratio

•	Non-Performing Assets/Assets

•	Core Earnings Per Share Growth

•	One-Year Total Shareholder Return

Blanchard first provided a comparison of the six financial performance measures. The Company’s average financial performance across the six performance metrics ranked at the 89th percentile versus the peer group for 2012. For the three-year period 2010-2012, the Company ranked at the 88th percentile.

The analysis also compared the total salary, cash compensation (salary + annual cash incentive/bonus), and direct compensation (cash compensation + one-year equity award) of the Company’s top two executives (determined by salary rank) to that of the custom peer group and illustrates the compensation and business performance relationship. As a result, George Gleason, Chairman and CEO, and Dan Thomas, Vice Chairman, Chief Lending Officer and President-RESG were the focus of the analysis.

The Blanchard report included comparisons with the peer group for the 2012 annual period and for the 2010-2012 three-year period average reflecting Low Performance/High Pay, Low Performance/Low Pay, High Performance/High Pay, and High Performance/Low Pay. The analysis provided a comparison of the pay versus performance alignment of the Company’s top two executives relative to the custom peer group. Compared to the peer group, the combined salary for the Company’s top two executives was at the 100th percentile for 2012. When adding in cash and equity incentives, cash compensation for the top two executives was at the 98th percentile and direct compensation was at the 100th percentile. The findings for the three-year average 2010-2012 indicated that the combined salary for the Company’s top two executives was at the 100th percentile. When adding in cash and equity incentives, cash compensation for the top two executives was at the 91st percentile and direct compensation was at the 95th percentile.

Finally, Blanchard provided a summary of the ranking of the Company’s top two executives, independently and combined, versus the peer group for 2010, 2011, and 2012 for salary, cash compensation, direct compensation, and total compensation. When compared to the peer group, Mr. Gleason ranked at the 99th percentile, 89th percentile and 84th percentile in total compensation for 2012, 2011 and 2010, respectively. When compared to the peer group, Mr. Thomas ranked at the 93rd percentile, 95th percentile and 87th percentile in total compensation for 2012, 2011 and 2010, respectively. When compared to the peer group, combined data for both Mr. Gleason and Mr. Thomas ranked at the 100th percentile, 91st percentile and 85th percentile in total compensation for 2012, 2011 and 2010 respectively.

The Compensation Committee used the Blanchard report, together with recommendations from management, in its review and determination of the compensation programs, salary adjustments and equity awards for the Company’s executive officers for the current year. The Compensation Committee’s conclusions were reached after subjective assessment of the various recommendations and the Blanchard report considered as a whole, and no specific benchmark or targets were used in the determination of such programs, adjustments and equity awards.

Executive Compensation Components for 2013

The Compensation Committee regularly reviews the Company’s compensation program to ensure that the components of the program will allow the Company to achieve the objectives described above. For the year ended December 31, 2013, the principal components of compensation for the Company’s executive officers were:

•	base salary;

•	cash incentive plan compensation;

•	long-term equity incentive compensation in the form of stock options;

•	long-term equity incentive compensation in the form of restricted stock;

•	retirement and welfare benefits; and

•	other benefits and perquisites.

The Compensation Committee believes the components of the Company’s compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

Compensation Mix. In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation for Mr. Gleason, individually, and Messrs. McKinney, Thomas, Vance and Russell, as a group, based on compensation paid in fiscal year 2013.

Compensation Element	2013 Total Compensation Mix for Mr. Gleason	2013 Total Compensation Mix for Messrs. McKinney, Thomas, Vance and Russell
Base Salary	40.1%	53.2%
Bonuses	—	—
Long-Term Equity Incentive Compensation	45.1	44.6
Retirement and Welfare Benefits and Perquisites	14.8	2.2

In 2013 the Company’s compensation program consisted of the following:

Base Salary. Base salary levels for the named executive officers and other executive officers were subjectively determined with consideration given to the following factors: (1) individual performance contributions in accordance with the compensation philosophy of the Company, (2) senior management’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates and (3) the Company’s budgetary parameters established for the full year.

During 2013, base salaries paid to the Company’s executive officers as a group (including the Chief Executive Officer) increased 22.6%. The base salaries paid to the five named executive officers in 2013 increased 29.4%, slightly higher than the increases in base salaries for all executive officers as a group as a result of above average increases for Messrs. Gleason and Vance as discussed below.

The table below discloses base salary for each named executive officer in years 2012 and 2013 and the percentage increase in their 2013 base salary from their 2012 base salary. The relatively larger increase in the base salary for Mr. Vance was based primarily on the increase in his responsibilities throughout 2013, including his transition to Chief Operating Officer during the fourth quarter of 2013. The relatively larger increase in the base salary for Mr. Gleason was in recognition of the extraordinary performance of the Company and Mr. Gleason’s significant contributions in all areas of the Company’s business.

	Base Compensation Paid
Named Executive Officer	2012	2013	Percentage Increase
George Gleason	$1,225,000	1,730,769	41.3%
Greg McKinney	315,000	368,077	16.8
Dan Thomas	1,025,000	1,242,308	21.2
Tyler Vance	260,000	366,923	41.1
Darrel Russell	235,000	252,308	7.4

Cash Incentive Compensation. Cash incentive compensation consists of incentive compensation based on a mathematical formula of profit center or division profitability. Only certain personnel are eligible to receive incentive compensation. None of the five named executive officers participated in a cash incentive plan in 2013.

Equity Incentive Plans. The Compensation Committee believes that stock options and awards of restricted stock provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns since the value of stock options and restricted stock bear a direct correlation to long-term appreciation in the Company’s stock price. Grants under the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan have the effect of more closely aligning the interests of management with the interests of Shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The Company has not repriced or otherwise modified options previously issued except to make adjustments as provided in the plans for stock splits.

In order to set grant amounts for stock options and restricted stock, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Lending Officer prepare recommendations, not based on any predetermined criteria or formula, to the Compensation Committee for the number of options and restricted shares to be issued to all officers of the Company (including themselves), and other Company personnel. The Compensation Committee determines to grant stock options and restricted stock considering this recommendation, results of the Blanchard report and the subjective analysis of a number of factors, including, among others, the overall mix of equity-based compensation to cash compensation, the number and frequency of equity awards and the potential for an individual’s contribution and performance to positively impact the Company’s performance.

Based upon the foregoing factors, in November 2013, the Compensation Committee granted options to purchase a total of 239,000 shares of Common Stock to officers and employees at a weighted-average exercise price per share of $49.59. All options were issued under the Company’s Employee Stock Option Plan at an exercise price equal to the fair market value of the shares of Common Stock on the date of grant, determined as the average of the highest reported asked price and the lowest reported bid price for the shares, as quoted on the NASDAQ Global Select Market on the day of issuance. All employee stock options issued in 2013 vest 100% three years after issuance, assuming continuous employment by the eligible employee during this period, and expire seven years after issuance unless sooner terminated in accordance with the terms of the Employee Stock Option Plan.

In November 2013, the Compensation Committee granted 109,800 shares of restricted stock to 49 officers and employees (including a total of 67,300 shares to the Company’s eight executive officers). These restricted shares vest 100% three years after issuance, assuming continuous employment by the officer during this period. The holders of the restricted shares possess all of the rights of a Shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including the right to vote the shares and the right to receive any dividends.

For the number of options and restricted shares granted to each named executive officer in 2013, refer to the table entitled “Grants of Plan-Based Awards in Fiscal Year 2013” under the section “Executive Compensation” below.

Retirement and Welfare Benefits. The Company maintains a qualified retirement 401(k) Plan and a Deferred Compensation Plan which are made available to the named executive officers and others as provided below.

The Company’s 401(k) Plan includes a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). On August 21, 2012, the Board of Directors of the Company approved an amendment to the Company’s 401(k) Plan whereby the Plan was amended (i) to make it a Safe-Harbor Cost or Deferral Arrangement (“Safe Harbor CODA”) and (ii) to make certain technical corrections to the 401(k) Plan document. As a result of these amendments, (i) certain key employees, including each of the Company’s named executive officers, became eligible to make salary deferrals into the 401(k) Plan effective January 1, 2013, (ii) the 401(k) Plan is not subject to any provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) or the Average Contribution Percentage test described in Code Section 401(m)(2), (iii) the basic matching contribution equals (a) 100% of the amount of the employee’s deferrals that do not exceed 3% of the employee’s compensation for the year plus (b) 50% of the amount of the employee’s elective deferrals that exceed 3% but do not exceed 5% of the employee’s compensation for the year, and (iv) all employer matching contributions made under the provisions of the Safe-Harbor CODA are non-forfeitable.

During 2004, the Compensation Committee recommended, and the Board approved, an unfunded deferred compensation plan for certain key employees. Under the Deferred Compensation Plan, eligible participants, defined to include certain key employees of the Company designated by the Board, may elect prior to January 1st of each year to defer payment of a portion of their compensation on a pre-tax basis, but excluding any amounts realized on exercise of stock options. The deferred compensation is distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Deferred Compensation Plan, including medical, housing and other specified emergencies and casualties. Amounts deferred under the Deferred Compensation Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Deferred Compensation Plan’s administrative committee, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested. In conjunction with the 2012 amendment to the 401(k) Plan described above, the Company contribution to the Deferred Compensation Plan has been eliminated, effective January 1, 2013.

Refer to the Nonqualified Deferred Compensation Table for Fiscal Year 2013 under the section “Executive Compensation” below for information about contributions, earnings, withdrawals and distributions relating to the Company’s deferred compensation plan as it pertains to the named executive officers in fiscal year 2013.

In addition, refer to the discussion of the Supplemental Executive Retirement Plan under “Chairman and Chief Executive Officer Compensation” below.

Other Benefits and Perquisites. The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provides certain named executive officers with country club memberships, automobile allowances, personal use of corporate aircraft or other perquisites. The Company believes these perquisites provide executives with benefits similar to those they would receive at comparable financial institutions and are necessary for the Company to remain competitive in the marketplace. The Compensation Committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2013 under the “Executive Compensation” section below.

Chairman and Chief Executive Officer Compensation

The Compensation Committee has reviewed Mr. Gleason’s compensation package in the context of Mr. Gleason’s historical compensation levels, his contribution to the Company, including individual merit and performance, his significant responsibilities, including assigned duties, relative compensation of comparable positions within the industry and the Blanchard report. Based upon this review, the Compensation Committee believes the level of Mr. Gleason’s compensation for 2013 was appropriate.

In addition to his base salary, during 2013 Mr. Gleason received other compensation which consisted of (i) an automobile allowance of $8,400, (ii) matching contributions of $10,200 under the Company’s 401(k) Plan which were determined on a basis consistent with all other participating employees, (iii) 32,000 shares of restricted stock vesting three years after issuance, (iv) options to purchase 32,000 shares of the Common Stock at an exercise price of $49.59 per share vesting three years after issuance, (v) accruals of $155,798 by the Company to recognize benefits to Mr. Gleason under a Supplemental Executive Retirement Plan discussed in more detail below, (vi) payments of $424,451 to Mr. Gleason under an Executive Life Insurance Agreement discussed in more detail below, (vii) certain non-cash taxable benefits of $11,492 to Mr. Gleason related to the increase in cash surrender value of three life insurance policies of bank owned life insurance discussed in more detail below, (viii) $22,108 value for personal use of corporate aircraft, and (ix) payment of $4,026 of payroll taxes related to certain of these benefits.

In 2010, the Compensation Committee approved and adopted certain benefit agreements and plans for Mr. Gleason. These agreements and plans are intended to bring mutual benefits to Mr. Gleason and the Company. The agreements and plans recognize Mr. Gleason’s years of service to the Company; provide incentives for Mr. Gleason to continue his employment with the leadership of the Company over the next 10 years; provide financial protection to the Company upon Mr. Gleason’s death by providing “key-man” life insurance benefits for the Company; and are intended to protect Shareholders from adverse market price fluctuations in the Company’s Common Stock upon the deaths of both Mr. and Mrs. Gleason, either pre-retirement or post-retirement of Mr. Gleason, by providing liquidity to the estate of the second of them to die, thereby reducing or eliminating the need of the estate to liquidate Company Common Stock held by it or its affiliates to pay estate and other taxes which might be incurred at that time.

The agreements and plans include the following:

(1)	A Supplemental Executive Retirement Plan (the “SERP”) for Mr. Gleason’s benefit, effective May 4, 2010, that provides for 180 equal monthly payments of $32,196.67 each, or $386,360 annually, commencing at the later of Mr. Gleason’s attaining age 70 or his separation from service. If Mr. Gleason continues employment past the SERP’s contemplated retirement date of age 70, such payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, all as provided in the SERP. The cost of such benefits, assuming a retirement at age 70, will be fully accrued by the Company at such retirement date. The SERP is an “unfunded” plan, and is considered a general contractual obligation of the Company. Funds accrued under the SERP are subject to the claims of the Company’s creditors, and in the event the Company becomes insolvent before payout of the benefits under the SERP, Mr. Gleason will occupy the status of an unsecured creditor of the Company with respect to such benefits;

(2)	An Executive Life Insurance Agreement providing for an annual payment to Mr. Gleason on a pre-retirement basis, of an amount necessary to fund the premiums totaling $216,682 annually on three life insurance policies with aggregate death benefits of $12 million payable on the second to die of Mr. Gleason and his wife, Linda Gleason, with such annual payments to Mr. Gleason to be “grossed-up” for deferred compensation and income tax withholding with respect to such annual payments; and

(3)	The purchase by the Bank, with Mr. Gleason’s consent, of three policies of bank owned life insurance (“BOLI”) on the life of Mr. Gleason with aggregate single premiums of $10.2 million and aggregate death benefits exceeding $25 million. The annual accretion in cash surrender value of the BOLI is expected to substantially offset the after-tax cost of the annual accrual for the SERP benefits and the annual payment to Mr. Gleason pursuant to the Executive Life Insurance Agreement. As a result, these transactions are expected to be substantially revenue neutral to the Company on an annual basis until Mr. Gleason’s death. The “at-risk” death benefits of the BOLI (i.e., policy death benefits less cash surrender value), are expected to exceed $15 million, which sums will be used at the death of Mr. Gleason to (i) pay the $3 million pre-retirement split-dollar life insurance benefit described below, (ii) pay the pre-retirement split-dollar life insurance benefit equal to the remaining premiums due on the second to die policy as described below, and (iii) provide the Bank with key-man life insurance income of at least $5.5 million initially and increasing over time. As a result, assuming no change in tax laws, these transactions are expected to generate (i) substantial tax-exempt BOLI income to the Company on Mr. Gleason’s death, (ii) a pre-retirement split-dollar life insurance benefit of $3 million payable to a beneficiary designated by Mr. Gleason, and (iii) an annual declining pre-retirement split-dollar life insurance benefit amount equal to the balance of the premiums due for the second to die life insurance policies as provided for in the Executive Life Insurance Agreement described above. Mr. Gleason shall have no right to receive any split-dollar benefits following his separation from service for any reason other than his death.

Section 162(m)

Section 162(m) of the Code generally limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) in excess of $1 million, subject to certain exceptions, including an exception for performance based pay. In 2013, the Company did not limit its compensation to certain covered executives to the $1.0 million deduction limit, and as a result, the Company was not able to claim a deduction for such excess payments. The Company believes that amounts paid in excess of $1.0 million, including amounts attributable to performance-based pay, and the cost of the lost tax deduction, were justifiable in order for the Company to remain competitive with peer financial institutions. The Board has proposed elsewhere in this proxy statement to amend and restate the 2009 Restricted Stock Plan to provide for performance-based awards which would not be subject to the $1 million deduction limit under Section 162(m) of the Code. See “Board Proposal No. 4: Amendment and Restatement of the 2009 Restricted Stock Plan.”

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2013

The following table sets forth the total compensation awarded, earned by or paid during the year ended December 31, 2013 to the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
George Gleason, Chairman and Chief Executive Officer	2013 2012 2011	$1,730,769 1,225,000 1,062,500	$	— — 70,501	$1,586,720 1,337,910 757,920	$357,120 402,360 233,920	$636,475 518,119 514,383	$4,311,084 3,483,389 2,639,224

Greg McKinney, Chief Financial Officer and Chief Accounting Officer	2013 2012 2011	368,077 315,000 290,000		— — 39,601	396,680 254,840 165,795	89,280 76,640 51,170	10,200 8,623 8,370	864,237 655,103 554,936

Dan Thomas, Vice Chairman, Chief Lending Officer and President – RESG	2013 2012 2011	1,242,308 1,025,000 908,090		— — 36,601	545,435 318,550 165,795	122,760 95,800 51,170	52,394 8,623 8,370	1,962,897 1,447,973 1,170,026

Tyler Vance, Chief Operating Officer and Chief Banking Officer	2013 2012 2011	366,923 260,000 210,000		— — 36,401	396,680 254,840 165,795	89,280 76,640 51,170	10,200 7,913 7,682	863,083 599,393 471,048

Darrel Russell, Chief Credit Officer and Chairman of the Directors’ Loan Committee	2013 2012 2011	252,308 235,000 215,000		— — 13,601	188,423 159,275 71,055	42,408 47,900 21,930	17,663 14,574 14,320	500,802 456,749 335,906

(1)	Restricted stock awards are based on the grant date fair values and are calculated utilizing the provisions of Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.
(2)	Option awards are based on the grant date fair values and are calculated utilizing the provisions of Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.
(3)	The amounts shown in the “All Other Compensation” column for 2013 include the following:

Description	Gleason ($)(a)	McKinney ($)	Thomas ($)	Vance ($)	Russell ($)
Auto allowance	8,400	—	—	—	—
Personal use of corporate aircraft(b)	22,108	—	42,194	—	—
Country club membership	—	—	—	—	7,571
Employer match on 401(k) contribution	10,200	10,200	10,200	10,200	10,092
Split-dollar life insurance benefit	11,492	—	—	—	—
Accrual for SERP	155,798	—	—	—	—
Payment for life insurance premiums(c)	424,451	—	—	—	—
Payroll taxes on benefits	4,026	—	—	—	—

(a)	A detailed discussion of Mr. Gleason’s benefits is included under the “Compensation Discussion and Analysis – Chairman and Chief Executive Officer Compensation” section above.
(b)	The Bank leases two corporate aircraft from BOTO, LLC, a 100%-owned subsidiary. In order for the Company to have control of their schedules and prompt access to their physical presence when necessary, the Board has authorized the personal use of these corporate aircraft by Mr. Gleason and Mr. Thomas. The incremental cost of the personal use of the aircraft includes the average hourly costs of fuel, warranty programs, repairs and maintenance, landing and parking fees, crew expenses, and supplies. Fixed costs that would be incurred in any event to operate the aircraft, such as aircraft purchase costs, aircraft management fees, flight crew salaries and training, and aircraft insurance are not included in the incremental cost. For tax purposes, income for personal use is imputed based on a multiple of the Standard Industry Fare Level (SIFL) rates. Mr. Gleason and Mr. Thomas are responsible for any taxes in connection with their personal use and are not reimbursed for these taxes.
(c)	Includes a tax gross-up of $207,769.

Grants of Plan-Based Awards in Fiscal Year 2013

All grants of options to employees are made under the Bank of the Ozarks, Inc. Employee Stock Option Plan and all grants of restricted stock to employees are made under the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan. The following table sets forth information concerning options and restricted stock granted in the last fiscal year with respect to the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)(2)	Grant Date Closing Market Price	Grant Date Fair Value of Stock and Option Awards(3) (4)
George Gleason	11/4/13 11/4/13	32,000	32,000	$49.59	$50.01	$1,586,720 357,120
Greg McKinney	11/4/13 11/4/13	8,000	8,000	$49.59	$50.01	396,680 89,280
Dan Thomas	11/4/13 11/4/13	11,000	11,000	$49.59	$50.01	545,435 122,760
Tyler Vance	11/4/13 11/4/13	8,000	8,000	$49.59	$50.01	396,680 89,280
Darrel Russell	11/4/13 11/4/13	3,800	3,800	$49.59	$50.01	188,423 42,408

(1)	These restricted shares vest 100% three years after issuance, assuming continuous employment by the officer during this period.
(2)	The exercise price of option awards are determined pursuant to the Company’s Employee Stock Option Plan as amended and last approved by Shareholders on April 17, 2007. The Stock Option Plan defines fair market value per share to be determined on the basis of the average of the highest reported asked price and the lowest reported bid price on the grant date. This resulted in a price slightly lower than the closing price on the grant date for 2013.
(3)	Grant date fair value of $11.16 per share for stock option grants calculated utilizing the provisions of ASC Topic 718 “Compensation-Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the underlying Common Stock at such date in the future when the option is exercised.
(4)	Grant date fair value of $49.59 per share for restricted stock awards calculated utilizing the provisions of ASC Topic 718 “Compensation-Stock Compensation.” See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth information as of December 31, 2013 on all outstanding equity awards previously awarded to the named executive officers (as adjusted for the Company’s stock split that occurred on August 16, 2011).

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
George Gleason	32,000	32,000 42,000 32,000	(1) (2) (3)	18.835 23.685 31.855 49.585	10/19/17 10/18/18 11/05/19 11/04/20		32,000 42,000 32,000 — — — —	(5) (6) (7)	$1,810,880 2,376,780 1,810,880 — — — —
Greg McKinney		7,000 8,000 8,000	(1) (2) (3)	23.685 31.855 49.585	10/18/18 11/05/19 11/04/20		7,000 8,000 8,000 — — —	(5) (6) (7)	396,130 452,720 452,720 — — —
Dan Thomas	4,000 3,200	7,000 10,000 11,000	(1) (2) (3)	13.535 18.835 23.685 31.855 49.585	09/16/15 10/19/17 10/18/18 11/05/19 11/04/20	(8) (9)	7,000 10,000 11,000 — — — — —	(5) (6) (7)	396,130 565,900 622,490 — — — — —
Tyler Vance		7,000 8,000 8,000	(1) (2) (3)	23.685 31.855 49.585	10/18/18 11/05/19 11/04/20		7,000 8,000 8,000 — — —	(5) (6) (7)	396,130 452,720 452,720 — — —
Darrel Russell	2,400	3,000 5,000 3,800	(1) (2) (3)	18.835 23.685 31.855 49.585	10/19/17 10/18/18 11/05/19 11/04/20		3,000 5,000 3,800 — — — —	(5) (6) (7)	169,770 282,950 215,042 — — — —

(1)	Granted October 18, 2011, and assuming continued employment, exercisable on October 18, 2014.
(2)	Granted November 5, 2012, and assuming continued employment, exercisable on November 5, 2015.
(3)	Granted November 4, 2013, and assuming continued employment, exercisable on November 4, 2016.
(4)	Market value of restricted stock is based on the December 31, 2013 closing price of $56.59 for the Company’s Common Stock.
(5)	Granted October 18, 2011, and assuming continued employment, vests on October 18, 2014.
(6)	Granted November 5, 2012, and assuming continued employment, vests on November 5, 2015.
(7)	Granted November 4, 2013, and assuming continued employment, vests on November 4, 2016.
(8)	4,000 options with an expiration date of September 16, 2015 were exercised in February 2014.
(9)	3,200 options with an expiration date of October 19, 2017 were exercised in February 2014.

Option Exercises and Stock Vested in 2013 Fiscal Year

The following table sets forth information concerning exercise of options during the last fiscal year and stock awards that vested for the named executive officers during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Gleason	90,000	$3,798,108	32,000	$1,567,360
Greg McKinney	12,800	533,911	3,200	156,736
Dan Thomas	—	—	3,200	156,736
Tyler Vance	3,200	169,268	3,200	156,736
Darrel Russell	12,000	544,784	2,400	117,552

Pension Benefits for 2013 Fiscal Year

The Company has a non-qualified, unfunded supplemental executive retirement plan, referred to as a “SERP,” that is designed to provide retirement benefits to Mr. Gleason. Under the SERP, commencing on the later of Mr. Gleason’s attaining age 70 or his separation from service with the Company, Mr. Gleason is entitled to receive monthly payments of $32,196.67 for 180 months, or $386,360 annually. The cost of such benefits, assuming a normal retirement age of 70, will be fully accrued by the Company at such retirement date. If Mr. Gleason continues employment past the normal retirement age of 70, the monthly payments will commence at an increased amount upon his separation from service, and, in the event of Mr. Gleason’s early retirement, the amount of such payments will be correspondingly reduced, pursuant to the terms of the SERP.

Mr. Gleason is fully vested in the SERP, subject to a decrease in the amount of monthly payments under the SERP should Mr. Gleason retire from the Company before attaining age 70. The present value of accumulated benefits in the table below was computed using an assumed discount rate of 6.17% and assuming that Mr. Gleason will retire from the Company at age 70.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
George Gleason (1)	Supplemental Executive Retirement Plan	35 years	574,057	—

(1)	Mr. Gleason is the only participant in the SERP, which was adopted for his benefit May 4, 2010. See the “Compensation Discussion and Analysis – Chairman and Chief Executive Officer Compensation” section of this proxy statement for additional information about the SERP. Also see Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Nonqualified Deferred Compensation Table for 2013 Fiscal Year

The following table provides information about contributions, earnings, withdrawals and distributions in regard to the named executive officers under the Company’s Deferred Compensation Plan. See the “Compensation Discussion and Analysis – Executive Compensation Components for 2013 – Retirement and Welfare Benefits” section of this proxy statement for a description of this plan.

Name	Executive Contributions in Last Fiscal Year	Company Contributions In Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
George Gleason	$2,904	—	$136,676	—	$757,995
Greg McKinney	1,904	—	74,974	—	412,423
Dan Thomas	2,019	—	100,627	—	512,830
Tyler Vance	15,330	—	20,128	—	95,125
Darrel Russell	865	—	(399)	—	150,675

(1)	Effective January 1, 2013, the Company contribution feature to the Deferred Compensation Plan was eliminated in connection with the changes made to the Company’s 401(k) Plan.
(2)	Of these balances, the following amounts have been reported in Summary Compensation Tables in our proxy statements: Mr. Gleason – $509,405; Mr. McKinney – $285,242; Mr. Thomas – $346,615; Mr. Vance – $70,425 and Mr. Russell – $149,153. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our proxy statements, rather than additional currently earned compensation.

Post-Employment Compensation

Except as described below, the Company and the named executive officers have no contract or agreement with respect to termination or post-employment compensation to be paid in connection with a change in control of the Company.

Under both the Company’s Employee Stock Option Plan and the Company’s 2009 Restricted Stock Plan, all outstanding and unexercised options or restricted stock, whether or not previously vested, including the equity awards in favor of Mr. Gleason and the other named executive officers reflected in the table captioned “Outstanding Equity Awards at 2013 Fiscal Year End” of this proxy statement, will be accelerated and become fully vested and exercisable upon the occurrence of a “change in control” under the Employee Stock Option Plan or the 2009 Restricted Stock Plan. A “change in control,” as defined in the option agreements issued under the Employee Stock Option Plan, includes: (i) a merger, combination, consolidation or reorganization of the Company where the outstanding voting securities of the Company prior to the closing of such a transaction do not continue to represent at least 51% of the combined voting securities of the resulting or successor company; (ii) the election to the board of directors within any two consecutive years of persons who did not represent a majority of the directors at the beginning of the two year period unless they were elected with the approval of at least 2/3 of the number of directors at the beginning of such period that are continuing as directors; (iii) the acquisition by any person of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person as of the effective date of the Employee Stock Option Plan); (iv) the sale of all or substantially all the assets of the Company; and (v) any other business combination or event deemed by the Board to constitute a change in control. The 2009 Restricted Stock Plan contains identical triggering provisions as the Employee Stock Option Plan except that the 2009 Restricted Stock Plan expands upon the definition of “change in control” and updates the trigger in the Employee Stock Option Plan described in clause (iii) above, to include the acquisition by any person, entity or group acting in concert, of 25% or more of the outstanding voting securities of the Company (excluding the number of securities held by any such person who controlled 10% or more of the voting securities of the Company as of the effective date of the 2009 Restricted Stock Plan).

Except as described above and in the following paragraph, the Company’s employment arrangements with Mr. Gleason provide for no termination or post-employment compensation to be paid nor for compensation to be paid to Mr. Gleason in the event of a change in control of the Company.

The Supplemental Executive Retirement Plan (“SERP”) described above includes provisions that define a “change in control” to include:

(i)	Change in the ownership of the Bank or the Company. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation;

(ii)	Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this subsection (B) is inapplicable where a majority shareholder of the corporation for which board members are replaced is another corporation; or

(iii)	Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

If a Change in Control occurs, and within twenty-four (24) months thereafter, Mr. Gleason has an involuntary Separation from Service or a voluntary Separation from Service for Good Reason, Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of his Supplemental Retirement Benefit at his Normal Retirement Date, or if such Separation from Service occurs after Mr. Gleason’s Normal Retirement Date, the present value of his Adjusted Supplemental Retirement Benefit at his then current age. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within ninety (90) days of the Separation from Service, or if Mr. Gleason is a Specified Employee at the time of his Separation from Service, within ninety (90) days following the earlier of the date of his death or six (6) months following the date of his Separation from Service.

If a Change in Control shall occur after commencement of payment of one hundred eighty (180) equal monthly installments to either Mr. Gleason or his Beneficiary, then, as the case may be, Mr. Gleason shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due him and the Beneficiary shall be entitled to receive a lump sum payment equal to the present value of the remaining monthly installments otherwise due the Beneficiary. For purposes of determining present value, the Interest Factor applicable to a Change in Control shall apply. Such lump sum payment shall be paid within ninety (90) days of the date of the Change in Control.

Assuming that a Change in Control occurred on December 31, 2013 and that Mr. Gleason had an involuntary Separation from Service or a Separation from Service for Good Reason, the amount payable to him would have been approximately $2,950,000.

2013 DIRECTOR COMPENSATION

In 2013 non-employee directors were paid fees of $5,000 per meeting for attendance at board meetings held at the Company’s headquarters, $12,500 for a two and a half day board meeting held at various Company locations in North Carolina, and $1,000 for attendance at special board meetings. A fee of $500 per meeting was paid for all regular or special committee meetings attended. Employee directors are not paid any fees for their service on the Board or committees.

Additionally, the Company has a Non-Employee Director Stock Option Plan. Under this plan each non-employee director receives an initial grant of an option to purchase up to 2,000 shares of Common Stock upon his or her initial election as a director, and an option to purchase 2,000 shares of Common Stock following his or her re-election as a director at each annual meeting of Shareholders. On April 16, 2013, the Company granted options to each of its non-employee directors to purchase 2,000 shares of Common Stock at an exercise price of $40.25 per share. On August 6, 2013, in connection with her election to the Board, the Company granted an option to Dr. Freedberg to purchase 2,000 shares of Common Stock at an exercise price of $47.68 per share. All options granted to non-employee directors became exercisable in full upon grant and expire 10 years after issue.

The following table sets forth compensation information for 2013 with respect to non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Options Awards(1) ($)	Total ($)
Jean Arehart	$62,500	$23,820	$86,320
Richard Cisne	43,500	23,820	67,320
Nicholas Brown	35,000	23,820	58,820
Robert East	42,000	23,820	65,820
Catherine B. Freedberg	21,500	21,680	43,180
Linda Gleason	60,000	23,820	83,820
Peter Kenny	32,000	23,820	55,820
Henry Mariani	44,000	23,820	67,820
Robert Proost	54,000	23,820	77,820
R. L. Qualls	65,000	23,820	88,820
John Reynolds	36,000	23,820	59,820
Sherece West-Scantlebury	32,500	23,820	56,320

(1)	Amounts calculated utilizing the aggregate grant date fair value of $11.91 per share for the option award made during the year, except for Dr. Freedberg’s award, which was calculated using the grant date fair value of $10.84. See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying valuation of equity awards. At December 31, 2013 each non-employee director had options outstanding to purchase the following number of shares of Common Stock: Jean Arehart – 3,000; Nicholas Brown – 3,000; Richard Cisne – 13,000; Robert East – 19,000, of which 2,000 were exercised in January 2014; Catherine B. Freedberg – 2,000; Linda Gleason – 15,000; Peter Kenny – 2,000; Henry Mariani – 13,000, of which 10,000 were exercised in January 2014; Robert Proost – 5,000; R. L. Qualls – 3,000; John Reynolds – 3,000; and Sherece West-Scantlebury – 3,000.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on this review and such discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement.

Personnel and Compensation Committee of the Board of Directors
R. L. Qualls, Chairman
Nicholas Brown
John Reynolds
Peter Kenny

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2013 the Compensation Committee consisted of Messrs. Qualls, as Chairman, Brown, Reynolds and Kenny. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, and the Board has determined that each member of the Compensation Committee qualifies as “independent” under NASDAQ listing standards.

CERTAIN TRANSACTIONS

The Nominating and Governance Committee of the Board (the “Governance Committee”), pursuant to its written charter has the following responsibilities, among others:

(i) the review and approval of any transaction between the Company and any officer, director or affiliate of the Company that would be required under rules and regulations of the SEC to be disclosed in the Company’s annual proxy statement (a “Related Party Transaction”). The Governance Committee’s review of each Related Party Transaction shall include an analysis of whether the terms of the transaction are fair to the Company;

(ii) the annual review of the terms and fairness of each Related Party Transaction; and

(iii) the periodic report of the Governance Committee’s findings of the review of Related Party Transactions to the full Board.

Specifically, it is the practice of the Governance Committee to review on an annual basis all transactions and other business relationships during the prior year between the Company and the Bank and their directors and executive officers and their immediate family members and affiliates (each, a “Related Party”). Designated officers of the Company present to the Governance Committee reports with respect to all deposit, loan, lease, mortgage loan, trust and miscellaneous transactions and relationships for persons considered to be Related Parties for the prior year. The Governance Committee’s review includes a determination that such Related Party Transactions or relationships are fair, reasonable and appropriate for the Company and the Bank and consistent with the terms of similar transactions or relationships with other customers or unrelated persons. In addition, it is the Company’s general practice that its Board, or an appropriate committee thereof, approve in advance all material transactions, other than transactions in the ordinary course of business, between the Company and the Bank and all Related Parties.

The Company, through its ownership of the Bank, had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Bank. All loan transactions with such officers and directors, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other customers of the Company not related to the lender, and have not included more than the normal risk of collectability associated with the Company’s other banking transactions or other unfavorable features.

SHAREHOLDER PROPOSALS

Shareholders who intend to present proposals at the 2015 Annual Meeting of Shareholders and desire to have those proposals included in the Company’s proxy statement and form of proxy for such meeting must ensure that those proposals are received by the Corporate Secretary of the Company at P. O. Box 8811, Little Rock, Arkansas 72231 on or before November 14, 2014. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule) to be eligible for inclusion in the proxy statement for the 2015 Annual Meeting of Shareholders.

In addition, the Company’s Bylaws contain an advance notice provision which provides that other than business placed on the agenda by the Board of Directors, no business shall be deemed to have been properly brought before the annual meeting unless a written proposal for the consideration of such business shall have been delivered to the Secretary of the Company not less than 120 days before the date of the Company’s proxy statement released to Shareholders in connection with the previous year’s annual meeting, and such proposal otherwise meets the requirements of Rule 14a-8 adopted by the Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation thereunder adopted by the Commission and relating to the submission of proposals by Shareholders for consideration at the annual meeting of Shareholders. Accordingly, a shareholder who intends to raise a proposal to be acted upon at the 2015 Annual Meeting, but who does not desire to include the proposal in the Company’s 2015 proxy statement, must inform the Company in writing at P. O. Box 8811, Little Rock, Arkansas 72231 no later than November 14, 2014. If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2015 Annual Meeting. Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company’s proxy for the 2015 Annual Meeting may exercise their discretionary authority to act upon any such proposal.

ADDITIONAL INFORMATION AVAILABLE

Upon written request, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. The written request should be sent to the Corporate Secretary, Bank of the Ozarks, Inc., P.O. Box 8811, Little Rock, Arkansas 72231-8811.

The Company has adopted “householding,” a procedure under which shareholders of record who have the same address and last name will receive only one copy of our Annual Report on Form 10-K and our proxy statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings.

If you wish to receive separate copies of these materials for your household in the future, please call Investor Relations at 501-978-2265 or write to Investor Relations, Bank of the Ozarks, P.O. Box 8811, Little Rock, Arkansas 72231. If you are receiving multiple copies and would like to receive only one copy per household, you may contact us at the above address or telephone number.

OTHER MATTERS

The Company does not presently know of any business other than that described above to be presented to the Shareholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect of any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

George G. Gleason
Chairman of the Board of Directors and
Chief Executive Officer

            , 2014

APPENDIX A

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BANK OF THE OZARKS, INC.

Pursuant to the provisions of Section 4-27-1006 of the Arkansas Code Annotated, the undersigned Corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the Corporation is Bank of the Ozarks, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted at a Meeting of Shareholders held on May 19, 2014 (the “Meeting”), by shareholders of the Corporation holding a majority of the votes entitled to be cast thereon in the manner prescribed by the Arkansas Business Corporation Act of 1987.

NOW, THEREFORE, BE IT RESOLVED, that paragraph (a) of Article Sixth of the Amended and Restated Articles of Incorporation of the Corporation be amended in its entirety to read as follows:

SIXTH. (a) The total amount of the authorized capital stock of the Corporation is as follows:

SHARES	CLASS	PAR VALUE

125,000,000	Common	$0.01

1,000,000	Preferred	$0.01

THIRD: The number of shares of stock of the Corporation outstanding at the time of such adoption was                  shares of common stock, $0.01 par value, and the number of shares entitled to vote thereon was                  shares, or 100%.

FOURTH: The number of shares entitled to vote on such adoption and which were represented at the Meeting was                  shares. The number of shares cast in favor of such amendment was                  shares, which amount is sufficient for approval of the amendment.

Dated             , 2014

BANK OF THE OZARKS, INC.

By:
Name:
Title:

APPENDIX B

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK AND INCENTIVE PLAN

(As amended and restated as of May 19, 2014)

TABLE OF CONTENTS

ARTICLE I
ESTABLISHMENT AND PURPOSE

Section 1.1.	Establishment
Section 1.2.	Purpose

ARTICLE II
DEFINITIONS

Section 2.1.	Definitions

ARTICLE III ADMINISTRATION

Section 3.1.	General
Section 3.2.	Committee Meetings
Section 3.3.	Powers of the Committee
Section 3.4.	Grants to Committee Members
Section 3.5.	Committee Decisions and Determinations

ARTICLE IV ELIGIBILITY AND PARTICIPATION

Section 4.1.	Eligibility
Section 4.2.	Participation

ARTICLE V
SHARES SUBJECT TO PLAN

Section 5.1.	Available Shares
Section 5.2.	Previously Granted Shares
Section 5.3.	Adjustments
Section 5.4.	Code Section 409A Limitation

ARTICLE VI
GRANTS IN GENERAL

Section 6.1.	Agreement
Section 6.2.	Time of Granting of an Award
Section 6.3.	Term and Nontransferability of Grants
Section 6.4.	Termination of Services
Section 6.5.	Participation

ARTICLE VII RESTRICTED STOCK

Section 7.1.	General
Section 7.2.	Delivery
Section 7.3.	Shareholder Rights
Section 7.4.	Price
Section 7.5.	Section 83(b) Election

ARTICLE VIII
RESTRICTED STOCK UNITS

Section 8.1.	General
Section 8.2.	Rights

ARTICLE IX
PERFORMANCE AWARDS

Section 9.1.	Grant
Section 9.2.	Terms and Conditions
Section 9.3.	Payment of Performance Awards

ARTICLE X
PROVISIONS APPLICABLE TO COVERED OFFICERS

Section 10.1.	Covered Officers
Section 10.2.	Performance Goals
Section 10.3.	Limitations
Section 10.4.	Terms and Conditions
Section 10.5.	Compliance with Section 162(m)

ARTICLE XI MISCELLANEOUS

Section 11.1.	Effect of a Change in Control
Section 11.2	Rights as a Shareholder
Section 11.3.	Modification, Extension and Renewal of Grants
Section 11.4.	Term of Plan
Section 11.5.	Amendment or Termination of the Plan
Section 11.6.	Tax Withholding
Section 11.7.	Notices
Section 11.8.	Rights to Employment or Other Service
Section 11.9.	Exculpation and Indemnification
Section 11.10.	No Fund Created
Section 11.11.	Additional Arrangements
Section 11.12.	TARP Laws
Section 11.13.	Captions
Section 11.14.	Governing Law
Section 11.15.	Execution

AMENDED AND RESTATED

BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK AND INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

Section 1.1. Establishment. Bank of the Ozarks, Inc. (the “Company”) hereby establishes the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan (the “Plan”) effective April 21, 2009, subject to approval by the shareholders of the Company on that date.

Section 1.2. Purpose. The Plan is intended to provide incentive to key employees and officers of the Company to foster and promote the long-term financial success of the Company and materially increase shareholder value. The Plan is also intended to encourage proprietary interest in the Company, to encourage such individuals to remain in the employ of the Company and to attract new employees with outstanding qualifications. In furtherance thereof, the Plan permits incentives to key employees and officers of the Company.

With respect to any awards granted under the Plan that are intended to comply with the requirements of “performance-based compensation” under Section 162(m) of the Code, the Plan shall be interpreted in a manner consistent with such requirements.

ARTICLE II

DEFINITIONS

Section 2.1. Definitions. The following terms have the following meanings when used herein, unless the context clearly indicates otherwise.

(a) “Agreement” means a written agreement entered into between the Company and the recipient of a Grant which sets forth the terms and conditions of the Grant.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, unless otherwise provided in a Participant’s Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or a Subsidiary, (iii) the commission of a felony, a crime of moral turpitude or any crime involving the Company or a Subsidiary, (iv) fraud, misappropriation, dishonesty or embezzlement, (v) incompetence or a material breach of the Participant’s employment agreement (if any) with the Company or a Subsidiary, (other than a termination of employment by the Participant), or (vi) any unlawful act detrimental to the Company or a Subsidiary, all as determined in the sole discretion of the Committee.

(d) “Change in Control” means the earlier to occur of any of the following: (i) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (ii) any person or entity (other than any employee benefit plan or plans of the Company or its subsidiaries or any trustee of or fiduciary with respect to such plan or plans when acting in such capacity) or any group acting in concert, shall acquire or control twenty-five percent (25%) or more of the outstanding voting shares of the Company; provided however, that with respect to any person or entity owning or controlling 10% or more of the outstanding voting shares of the Company as of the effective date of the Plan, either acting alone or in concert with one or more of its wholly-owned subsidiaries, the amount of such voting shares so owned or controlled shall be deducted for purposes of this determination; (iii) if, upon a merger, combination, consolidation or reorganization of the Company, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of voting securities of the Company or such surviving entity outstanding immediately thereafter; (iv) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (v) the Committee or the Board determines, in its sole discretion, that any other business combination or other event (existing or anticipated) shall be deemed a change in control.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

(f) “Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan, composed solely of not less than two non-employee directors, each of whom shall be a “non-employee director” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended and Rule 16b-3 thereunder and an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code.

(g) “Common Stock” means the Company’s Common Stock, par value $0.01, either currently existing or authorized hereafter and any other stock or security resulting from adjustment thereof as described herein, or the Common Stock of any successor to the Company which is designated for the purpose of the Plan.

(h) “Company” means Bank of the Ozarks, Inc. and any successor or assignee corporation(s) into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

(i) “Covered Officer” shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the

Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Grant or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Grant will be paid.

(j) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

(k) “Effective Date” means April 21, 2009; provided, however, no Common Stock may be issued unless the Plan is approved by a vote of the holders of a majority of the outstanding shares of Common Stock at a meeting of the shareholders of the Company held on or within 12 months after the Effective Date.

(l) “Eligible Persons” means Employees and officers of the Company or a Subsidiary. The Committee will determine the eligibility of Employees and officers based on, among other factors, the position and responsibilities of such individuals and the nature and value to the Company or a Subsidiary of such individual’s accomplishments and potential contribution to the success of the Company or a Subsidiary.

(m) “Employee” means an individual, including an officer of the Company, who is employed as a common-law employee of the Company or a Subsidiary. An “Employee” shall not include any person classified by the Company or a Subsidiary as an independent contractor even if the individual is subsequently reclassified as a common-law employee by a court, administrative agency or other adjudicatory body.

(n) “Fair Market Value” for any given date means the reasonable value of the Common Stock as determined by the Board, in its sole discretion. If the Common Stock is listed on a securities exchange or traded over a national market system, Fair Market Value means the average of the highest reported asked price and the lowest reported bid price reported on that exchange or market on the relevant date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported.

(o) “Grant” means an award of Restricted Stock, Restricted Stock Unit or Performance Award, to an Eligible Person.

(p) “Participant” means any Eligible Person to whom a Grant is made, or the Successors of the Participant, as the context so requires.

(q) “Performance Award” means a right granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article IX of the Plan.

(r) “Plan” means the Company’s 2009 Restricted Stock Plan, as set forth herein, and as the same may from time to time be amended.

(s) “Restricted Stock” means Common Stock granted to a Participant subject to the terms and conditions established by the Committee pursuant to Article VII or Article IX of the Plan.

(t) “Restricted Stock Unit” means a right granted to a Participant under Article VIII or Article IX of the Plan.

(u) “Restriction Period” means the period of time during which restrictions established by the Committee shall apply to a Grant.

(v) “Section 162(m)” shall mean Section 162(m) of the Code and the regulations promulgated thereunder and any successor or provision thereto as in effect from time to time.

(w) “Subsidiary” means a subsidiary corporation, whether now or hereafter existing, as defined in Code Section 424(f).

(x) “Termination of Service” means the time when the employee-employer relationship or directorship or other service relationship (sufficient to constitute service as an Eligible Person) between the Participant and the Company or a Subsidiary is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, Disability, death or retirement; provided, however, Termination of Service shall not include: (i) a termination where there is a simultaneous reemployment of the Participant by the Company or a Subsidiary or other continuation of service (sufficient to constitute service as an Eligible Person), or (ii) an employee who is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee). The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including but not limited to the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service.

ARTICLE III

ADMINISTRATION

Section 3.1. General. The Plan shall be administered by the Committee, subject to Board approval in instances where the Board by resolution determines to require such approval.

Section 3.2. Committee Meetings. The Committee shall meet from time to time as determined by its chairman or by resolution adopted in writing by a majority of the members of the Committee or by a majority of the members of the Committee present at any meeting at which a quorum is present. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. To the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

Section 3.3. Powers of the Committee. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility in awarding Grants, the Committee shall have the power:

(a) to determine from time to time the Eligible Persons who are to be awarded Grants and the nature and amount of Grants, and to generally determine the terms, provisions and conditions (which need not be identical) of Grants awarded under the Plan, not inconsistent with the terms of the Plan;

(b) to construe and interpret the Plan and Grants thereunder and to establish, amend and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Agreement or in any related agreements in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c) to amend any outstanding Grant and to accelerate or extend the vesting or exercisability of any Grant, all subject to Section 11.3, and to waive conditions or restrictions on any Grants, all to the extent it shall deem appropriate;

(d) to cancel, with the consent of a Participant or as otherwise permitted by the Plan, outstanding Grants;

(e) to determine whether, and to what extent and under what circumstances, Grants may be settled in cash, Common Stock, other property or a combination of the foregoing;

(f) to appoint agents as the Committee deems necessary or desirable to administer the Plan;

(g) to provide for the forms of Agreements to be utilized in connection with the Plan, which need not be identical for each Participant;

(h) to authorize, by written resolution, one or more officers of the Company to make Grants to nonofficer Employees and to determine the terms and conditions of such Grants, provided, however, (i) the Committee shall not delegate such responsibility to any officer for Grants made to an Employee who is considered an insider, (ii) the Committee’s resolution providing for such authorization sets forth the total number of Grants such officer may award and any other conditions on the officer’s authority to make Grants, and (iii) the officer shall report to the Committee, as the Committee may request, information regarding the nature and scope of the Grants made pursuant to the delegated authority; and

(i) generally to exercise such powers and to perform such acts as are deemed necessary or expedient to carry out the terms of the Plan and to promote the best interests of the Company with respect to the Plan.

Section 3.4. Grants to Committee Members. Notwithstanding Section 3.3, any Grant awarded under the Plan to an Eligible Person who is a member of the Committee shall be made by a majority of the directors of the Company who are not on the Committee.

Section 3.5. Committee Decisions and Determinations. Any determination made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be made in its sole discretion in the best interest of the Company, not as a fiduciary. All decisions made by the Committee or Board pursuant to the provisions of the Plan or an Agreement shall be final and binding on all persons, including the Company, a Subsidiary, Participants and Successors of the Participants. Any determination by the Committee or Board shall not be subject to de novo review if challenged in any court or legal forum.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1. Eligibility. Any Eligible Person may receive Grants under the Plan.

Section 4.2. Participation. Whether an Eligible Person receives a Grant under the Plan will be determined by the Committee, in its sole discretion, as provided in Section 3.3.

ARTICLE V

SHARES SUBJECT TO PLAN

Section 5.1. Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Eight Hundred Thousand (800,000) shares.

Section 5.2. Previously Granted Shares. Subject to Sections 5.1 and 5.3, the Committee has full authority to determine the number of shares of Common Stock available for Grants. In its discretion, the Committee may include as available for distribution all of the following:

(a) Common Stock subject to a Grant that has been forfeited;

(b) Common Stock under a Grant that otherwise terminates, fails to vest, expires or lapses in whole or in part without issuance of Common Stock being made to a Participant; and

(c) Common Stock subject to any Grant that settles in cash or a form other than Common Stock.

Section 5.3. Adjustments. Without limiting the Committee’s discretion as provided in ARTICLE XI hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, which affects the Common Stock, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Grants may be awarded under the Plan; (2) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Grants under the Plan, provided that the number of shares of Common Stock subject to any Grant shall always be a whole number; (3) the grant or exercise price with respect to any Grant under the Plan, and (4) the limits on the number of shares of Common Stock or Grants that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Grant. Any such adjustments to outstanding Grants shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Grants.

Section 5.4. Code Section 409A Limitation. Any adjustment made pursuant to Section 5.3 to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code Section 409A. Any adjustments made pursuant to Section 5.3 to any Grant that is not considered “deferred compensation” shall be made in a manner to ensure that after such adjustment, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

ARTICLE VI

GRANTS IN GENERAL

Section 6.1. Agreement. Each Agreement evidencing a Grant shall set forth the terms and conditions as may be determined by the Committee consistent with the Plan. The Agreement shall state the number of shares of Common Stock to which the Grant pertains, if applicable. As applicable, each Agreement must state the Exercise Price or other consideration to be paid for any Grant.

Section 6.2. Time of Granting of an Award. The award date of a Grant shall, for all purposes, be the date on which the Committee makes the determination awarding such Grant, or such other date as is determined by the Board. Notice of the determination of a Grant shall be given to each Eligible Person to whom a Grant is awarded within a reasonable period of time after the date of such Grant.

Section 6.3. Term and Nontransferability of Grants. No Grant is assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Participant was domiciled at the time of his or her death; provided, however, that the Committee may permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) is in no event a transfer for value, and (iii) is otherwise appropriate and desirable.

Section 6.4. Termination of Services. Unless otherwise provided in the applicable Agreement or as determined by the Committee, Grants shall be governed by the following provisions:

(a) Termination of Service, Except by Death or Disability. In the event of a Participant’s Termination of Service for any reason other than the Participant’s death or Disability, the Participant’s Grant shall be forfeited upon the Participant’s Termination of Service.

(b) Death or Disability of Participant. Grants shall fully vest on a Participant’s Termination of Service by reason of the Participant’s death or Disability, subject to Section 11.12 and the limitations imposed under applicable laws.

Section 6.5. Participation. There is no guarantee that any Eligible Person will receive a Grant under the Plan or, having received a Grant, that the Participant will receive a future Grant on similar terms or at all. There is no obligation for uniformity of treatment of Eligible Persons with respect to who receives a Grant or the terms and conditions of Participants’ Grants.

ARTICLE VII

RESTRICTED STOCK

Section 7.1. General. The Committee has authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock under the Plan in connection with the achievement of performance goals based on the criteria listed in ARTICLE X. Grants of Restricted Stock shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Eligible Person, the Restriction Period within which such Grants may be subject to forfeiture in accordance with applicable laws and any other terms and conditions of such Grants. If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

Section 7.2. Delivery. The Company shall issue the shares of Restricted Stock to each recipient who is awarded a Grant of Restricted Stock either in certificate form or in book entry form, registered in the name of the recipient, with legends or notations, as applicable, referring to the terms, conditions and restrictions applicable to any such Grant and record the transfer on the Company’s official shareholder records; provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that as a condition of any Grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Grant.

Section 7.3. Shareholder Rights. Unless the Committee specifies otherwise in the Restricted Stock Agreement, the Participant will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, subject to Section 6.3. If any dividends are paid in Common Stock, the Common Stock will be subject to the same restrictions as applied to the Grant of Restricted Stock with respect to which they were paid.

Section 7.4. Price. The Committee may require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

Section 7.5. Section 83(b) Election. The Committee or the Board may prohibit a Participant from making an election under Section 83(b) of the Code. If the Committee has not prohibited such election, and if the Participant elects to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, and will provide the required withholding pursuant to Section 11.6, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

ARTICLE VIII

RESTRICTED STOCK UNITS

Section 8.1. General. The Committee has authority to grant Restricted Stock Units under the Plan at any time or from time to time. The Committee has the authority to grant Restricted Stock Units under the Plan in connection with the achievement of certain performance goals based on the criteria listed in ARTICLE X. A Restricted Stock Unit is a bookkeeping entry of a grant of Common Stock that will be settled by delivery of Common Stock, the payment of cash based upon the Fair Market Value of a specified number of shares of Common Stock or a combination thereof. Grants of Restricted Stock Units shall be evidenced by an Agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan. The Committee shall determine the number of Restricted Stock Units to be awarded to any Participant, the Restriction Period within which such Grants may be subject to forfeiture and any other terms and conditions of the Grants. If the Committee so determines, the restrictions may lapse during such Restricted Period in installments with respect to specified portions of the Restricted Stock Units covered by the Grant. The Agreement may also, in the discretion of the Committee, set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in ARTICLE X of the Plan) that will subject the shares of Common Stock covered by the Grant to forfeiture and transfer restrictions.

Section 8.2. Rights. The Committee is entitled to specify in a Restricted Stock Unit Agreement the extent to which and on what terms and conditions the applicable Participant shall be entitled to receive payments corresponding to the dividends payable on the Common Stock, if any.

ARTICLE IX

PERFORMANCE AWARDS

Section 9.1. Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Common Stock (including but not limited to Restricted Stock and Restricted Stock Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

Section 9.2. Terms and Conditions. Subject to the terms of the Plan and any applicable Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

Section 9.3. Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Termination of Service prior to the end of any performance period, other than for reasons of death or Disability, will result in the forfeiture of the Performance Award, and no payments will be made. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

ARTICLE X

PROVISIONS APPLICABLE TO COVERED OFFICERS

AND PERFORMANCE AWARDS

Section 10.1. Covered Officers. Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Officer should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Officers shall be subject to the terms and provisions of this ARTICLE X.

Section 10.2. Performance Goals. The Committee may grant Performance Awards to Covered Officers based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this ARTICLE X, performance goals shall be limited to one or more of the following Company, Subsidiary, or division financial performance measures:

(a) earnings or book value per share;

(b) net income;

(c) return on equity, assets, capital, capital employed or investment;

(d) earnings before taxes, depreciation and/or amortization;

(e) operating income or profit;

(f) operating efficiencies;

(g) asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of nonaccrual loans and leases to total loans and leases or the ratio of net charge-offs to average loans and leases or other similar asset quality measures;

(h) allowance for loan and lease losses;

(i) net interest income, net interest spread, net interest margin, after tax operating income and after tax operating income before preferred stock dividends;

(j) cash flow(s);

(k) total revenues or revenues per employee;

(l) stock price or total shareholder return;

(m) growth in deposits;

(n) dividends;

(o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, soundness targets, business expansion goals and goals relating to acquisitions or divestitures; or

(p) any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Performance Awards. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 10.2 to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action or (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; provided that the Committee commits to make any such adjustments within the period set forth in Section 10.4.

Section 10.3. Limitations. With respect to any Covered Officer: (a) the maximum number of shares in respect of which all stock-based Performance Awards may be granted in any fiscal year under ARTICLE IX of the Plan is 50,000 and (b) the maximum amount of all cash-settled Performance Awards that may be granted in any fiscal year under ARTICLE IX of the Plan is $2,000,000.

Section 10.4. Terms and Conditions. To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such performance period. In determining the amount earned by a Covered Officer for a given performance period, subject to any applicable Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

Section 10.5. Compliance with Section 162(m). Unless otherwise expressly stated in the relevant Agreement, each Performance Award granted to a Covered Officer under the Plan is intended to be performance-based compensation within the meaning of Section 162(m). Accordingly, unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to such a Grant does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Officer in connection with any such Grant upon the attainment of the performance criteria established by the Committee.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Effect of a Change in Control. Notwithstanding any other provision of this Plan to the contrary but within the restrictions of Section 11.12, all unvested, unexercisable or restricted Grants shall automatically vest, become exercisable and become unrestricted without further action by the Board or Committee upon a Change in Control, unless provisions are made in connection with the transaction resulting in the Change in Control for the assumption of Grants theretofore awarded, or the substitution for such Grants of new grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 5.3.

Section 11.2. Rights as a Shareholder. Other than certain voting and dividend rights permitted by the Plan or an Agreement, no person shall have any rights of a shareholder as to Common Stock subject to a Grant until, after proper transfer of the Common Stock subject to a Grant or other required action, such shares have been recorded on the Company’s official shareholder records as having been issued and transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records.

Section 11.3. Modification, Extension and Renewal of Grants.

(a) Ability. Within the limitations of the Plan and applicable laws, the Committee may modify, extend or renew outstanding Grants, accept the cancellation of outstanding Grants (to the extent not previously exercised) to make new Grants in substitution therefor, accelerate vesting, and waive any restrictions, forfeiture provisions or other terms and conditions on Grants. The foregoing notwithstanding, no such action shall apply to a Grant without the consent of the Participant if it would alter or impair any rights or obligations under any Grant previously made.

(b) Code Section 409A Limitation. Any action taken under subsection (a) hereunder to any Grant that is considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Code

Section 409A. Any action taken under subsection (a) hereunder to any Grant that is not considered “deferred compensation” within the meaning of Code Section 409A shall be made in a manner to ensure that after such action, the Grant either continues not to be subject to Code Section 409A or complies with the requirements of Code Section 409A.

Section 11.4. Term of Plan. Grants may be made pursuant to the Plan until the expiration of ten (10) years from the Effective Date of the Plan, unless the Company sooner terminates the Plan under Section 11.5.

Section 11.5. Amendment or Termination of the Plan. The Board may from time to time, with respect to any Common Stock at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Grants previously made without the written consent of the Participant holding such Grant and unless such amendments are in connection with compliance with applicable laws (including but not limited to Code Section 409A), stock exchange rules or accounting rules; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement or applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Section 11.6. Tax Withholding. Each recipient of a Grant shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the recipient for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Participant may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of shares of vested restricted Common Stock, if any, owned by the Participant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company cash or other shares of Common Stock owned by the Participant with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Participant who is an Employee of the Company or a Subsidiary at the time such withholding is effected, by withholding from the Participant’s cash compensation. Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide shares of Common Stock to the Participant.

Section 11.7. Notices. All notices under the Plan shall be in writing and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, and if to a Participant or recipient of a Grant, shall be delivered personally or mailed to the Participant or recipient of a Grant at the address appearing in the records of the Company or a Subsidiary. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section.

Section 11.8. Rights to Employment or Other Service. Nothing in the Plan or in any Grant made under the Plan shall confer on any individual any right to continue in the employ or other service of the Company or a Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the individual’s employment or other service at any time.

Section 11.9. Exculpation and Indemnification. To the maximum extent permitted by law, the Company or a Subsidiary shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

Section 11.10. No Fund Created. Any and all payments hereunder to recipients of Grants hereunder shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided that bookkeeping reserves may be established in connection with the satisfaction of payment obligations hereunder. The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future, and to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.

Section 11.11. Additional Arrangements. Nothing contained herein precludes the Company from adopting other or additional compensation or benefit arrangements.

Section 11.12. TARP Laws. Notwithstanding any other provision of the Plan, the Committee may not make any Grant that is prohibited by or inconsistent with the Emergency Economic Stabilization Act’s Troubled Assets Relief Program, Capital Purchase Program or the American Recovery and Reinvestment Act of 2009 or the rules, regulations or other guidance issued under such laws, as such may be amended from time to time (collectively, the “TARP laws”). Further, notwithstanding any other provision of the Plan, a Grant will not be amended, automatically vested or otherwise adjusted in any manner prohibited by the TARP laws.

Section 11.13. Captions. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights and shall not be used in construing the terms of the Plan.

Section 11.14. Governing Law. Except as governed by federal law, the laws of the state of Arkansas shall govern the plan, without reference to principles of conflict of laws.

Section 11.15. Execution. The Company has caused the Plan to be executed in the name and on behalf of the Company by an officer of the Company thereunto duly authorized.

BANK OF THE OZARKS, INC.

By:
George Gleason, Chairman of the Board of Directors and CEO

BANK OF THE OZARKS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2014

The undersigned shareholder(s) of Bank of the Ozarks, Inc. (the “Company”) hereby appoint(s) George Gleason, Greg McKinney and Tyler Vance and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side of this card, at the 2014 Annual Meeting of Shareholders to be held at the Company’s office, 17901 Chenal Parkway, Little Rock, AR 72223, on Monday, May 19, 2014 at 8:30 a.m., local time, and at any adjournments or postponements thereof, for the transaction of the business noted on the reverse side of this card.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN PROPOSAL 1, TO APPROVE THE AMENDMENT TO THE COMPANY’S BYLAWS TO INCREASE THE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS IN PROPOSAL 2, TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES IN PROPOSAL 3, TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2009 RESTRICTED STOCK PLAN IN PROPOSAL 4, TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS IN PROPOSAL 5, AND TO APPROVE, BY AN ADVISORY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION IN PROPOSAL 6.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

BANK OF THE OZARKS, INC.

Vote on Directors			FOR ALL	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
The Board of Directors recommends you vote FOR ALL the following:

1.	Election of Directors

Nominees

	01)	George Gleason	06) Richard Cisne			11) Henry Mariani
	02)	Dan Thomas	07) Robert East			12) Robert Proost
	03)	Greg McKinney	08) Catherine B. Freedberg			13) R. L. Qualls
	04)	Jean Arehart	09) Linda Gleason			14) John Reynolds
	05)	Nicholas Brown	10) Peter Kenny			15) Sherece West-Scantlebury

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5 and 6.							FOR	AGAINST	ABSTAIN
	2.	TO APPROVE THE AMENDMENT OF THE COMPANY’S BYLAWS TO INCREASE THE MAXIMUM AUTHORIZED NUMBER OF DIRECTORS.					☐	☐	☐
3.

TO APPROVE THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER FROM 50,000,000 TO 125,000,000 SHARES.

							☐	☐	☐
	4.	TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2009 RESTRICTED STOCK PLAN.					☐	☐	☐
	5.	TO RATIFY THE AUDIT COMMITTEE’S SELECTION AND APPOINTMENT OF THE ACCOUNTING FIRM OF CROWE HORWATH LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2014.					☐	☐	☐
	6.	TO APPROVE, BY AN ADVISORY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT.					☐	☐	☐

For address changes and/or comments, mark here (see reverse for instructions)						☐
Please indicate if you plan to attend this meeting					Yes	No
					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date